                                                                   Exhibit 2.1

                             PLAN AND AGREEMENT OF MERGER

                                     BY AND AMONG

                     PPC HOLDINGS, INC., NAOMI ACQUISITION CORP.

                                         AND

                                 JUDD'S, INCORPORATED


                                AS OF OCTOBER 17, 1997

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                                    TABLE CONTENTS

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I.     MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1       Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2       Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . .  2
     1.3       Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II.    ARTICLES OF INCORPORATION
               AND DIRECTORS AND OFFICERS
               OF SURVIVING CORPORATION .  . . . . . . . . . . . . . . . . . . . .  2
     2.1       Articles of Incorporation and By-Laws . . . . . . . . . . . . . . .  2
     2.2       Directors and Officers. . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE III.   CONVERSION AND EXCHANGE OF SHARES . . . . . . . . . . . . . . . . .  3
     3.1       Conversion of Stock of Newco: Parent Capital Stock. . . . . . . . .  3
     3.2       Conversion of Company Common Stock. . . . . . . . . . . . . . . . .  3
     3.3       Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . .  3
     3.4       Adjustments to Consideration. . . . . . . . . . . . . . . . . . . .  5
     3.5       Post-Closing Audit. . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.6       Exchange of Certificates: Receipt of Cash;
               Creation of Indemnity Escrow. . . . . . . . . . . . . . . . . . . .  9
     3.7       No Further Transfers. . . . . . . . . . . . . . . . . . . . . . . . 10
     3.8       Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . 11
     4.1       Representations and Warranties of the Company . . . . . . . . . . . 11
               4.1.1   Corporate Organization and Good Standing;
                        Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . 11
               4.1.2   Capitalization of the Company and Subsidiaries. . . . . . . 12
               4.1.3   No Conflict . . . . . . . . . . . . . . . . . . . . . . . . 13
               4.1.4   Financial Information . . . . . . . . . . . . . . . . . . . 13
               4.1.5   Undisclosed Liabilities . . . . . . . . . . . . . . . . . . 14
               4.1.6   Accounts Receivable . . . . . . . . . . . . . . . . . . . . 14
               4.1.7   Inventory . . . . . . . . . . . . . . . . . . . . . . . . . 14
               4.1.8   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 14
               4.1.9   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . 15
               4.1.10  Governmental Authorizations; Compliance with Laws . . . . . 15
               4.1.11  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . 16
               4.1.12  Brokers; Finders. . . . . . . . . . . . . . . . . . . . . . 17
               4.1.13  Absence of Certain Changes. . . . . . . . . . . . . . . . . 17
               4.1.14  Properties and Assets . . . . . . . . . . . . . . . . . . . 17
               4.1.15  Material Contracts. . . . . . . . . . . . . . . . . . . . . 18

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
               4.1.16  Intellectual Property Rights. . . . . . . . . . . . . . . . 19
               4.1.17  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . 20
               4.1.18  No Consent. . . . . . . . . . . . . . . . . . . . . . . . . 21
               4.1.19  Authorization . . . . . . . . . . . . . . . . . . . . . . . 21
               4.1.20  Compliance with ERISA . . . . . . . . . . . . . . . . . . . 21
               4.1.21  Environmental Matters . . . . . . . . . . . . . . . . . . . 24
               4.1.22  Company Action. . . . . . . . . . . . . . . . . . . . . . . 26
               4.1.23  Books and Records . . . . . . . . . . . . . . . . . . . . . 26
               4.1.24  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.2       Representations and Warranties of Parent and Newco. . . . . . . . . 26
               4.2.1  Newco's Corporate Status . . . . . . . . . . . . . . . . . . 26
               4.2.2  Authority for Agreement; No Conflict . . . . . . . . . . . . 26
               4.2.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 27
               4.2.4  Brokers; Finders . . . . . . . . . . . . . . . . . . . . . . 27
               4.2.5  Buyer's Investigation. . . . . . . . . . . . . . . . . . . . 27
               4.2.6  Financial Ability to Perform . . . . . . . . . . . . . . . . 28
               4.2.7  Financial Condition. . . . . . . . . . . . . . . . . . . . . 28

ARTICLE V.     CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.1       Access and Information; Confidentiality . . . . . . . . . . . . . . 28
     5.2       Conduct of Business of the Company. . . . . . . . . . . . . . . . . 29
     5.3       Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     5.4       No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     5.5       Financial Information . . . . . . . . . . . . . . . . . . . . . . . 30
     5.6       Authorization of Agreement and Merger . . . . . . . . . . . . . . . 30
     5.7       HSR Notification. . . . . . . . . . . . . . . . . . . . . . . . . . 31
     5.8       Treatment of Employees. . . . . . . . . . . . . . . . . . . . . . . 31
     5.9       Port City Press . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     5.10      Directors' and Officers' Insurance and
               Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     5.11      Post-Closing Operations of the Company. . . . . . . . . . . . . . . 31

ARTICLE VI.    CONDITIONS PRECEDENT TO OBLIGATIONS
               OF PARENT AND NEWCO . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.1       Stockholder Approvals . . . . . . . . . . . . . . . . . . . . . . . 33
     6.2       Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.3       Representations and Warranties True . . . . . . . . . . . . . . . . 34
     6.4       Performance by the Company. . . . . . . . . . . . . . . . . . . . . 34
     6.5       Funded Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.6       Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.7       Exchange Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.8       Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.9       Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.10      No Proceeding or Litigation . . . . . . . . . . . . . . . . . . . . 34
     6.11      Demands of Dissenting Stockholders. . . . . . . . . . . . . . . . . 34
     6.12      Information; No Adverse Change. . . . . . . . . . . . . . . . . . . 35

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

ARTICLE VII.   CONDITIONS PRECEDENT TO OBLIGATIONS
               OF COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.1       Stockholder Approvals . . . . . . . . . . . . . . . . . . . . . . . 35
     7.2       Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.3       Representations and Warranties True . . . . . . . . . . . . . . . . 36
     7.4       Performance by Parent and Newco . . . . . . . . . . . . . . . . . . 36
     7.5       Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.6       Exchange Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.7       Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.8       No Proceeding or Litigation . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VIII.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     8.1       Limited Responsibility for Company Warranties . . . . . . . . . . . 36
     8.2       Indemnification of Parent . . . . . . . . . . . . . . . . . . . . . 37
     8.3       Notice of Claim: Right to Defend. . . . . . . . . . . . . . . . . . 39
     8.4       Action by Company Stockholders. . . . . . . . . . . . . . . . . . . 40
     8.5       Sole and Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . 40
     8.6       Indemnification of Stockholders . . . . . . . . . . . . . . . . . . 40

ARTICLE IX.    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     9.1       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     9.2       [Intentionally Omitted]
     9.3       Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . 41
     9.4       Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.5       Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . 42
     9.6       Assignment: Successors. . . . . . . . . . . . . . . . . . . . . . . 42
     9.7       Amendment and Modification: Waivers . . . . . . . . . . . . . . . . 42
     9.8       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.9       Further Assurances: Records . . . . . . . . . . . . . . . . . . . . 44
     9.10      Headings; Entire Agreement; Counterparts; Governing La. . . . . . . 44

GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

ANNEXES

Annex I        Certain Definitions
Annex II       Officers and Directors of Company and Subsidiaries
Annex III      Determination of Adjusted Working Capital at August 31, 1997
Annex IV       Items to be Included in Current Liabilities

COMPANY SCHEDULES

Schedule 4.1.1.     Organization of the Company and each Subsidiary
Schedule 4.1.2. Authorized, issued and outstanding capital stock and the record and beneficial ownership of the Company and each Subsidiary
Schedule 4.1.4.     Financial Statements
Schedule 4.1.5.     Undisclosed Liabilities

Schedule 4.1.6.     Accounts Receivable
Schedule 4.1.7.     Inventory
Schedule 4.1.8.     Insurance
Schedule 4.1.9.     Litigation
Schedule 4.1.10.    Governmental Authorizations
Schedule 4.1.11.    Tax Matters
Schedule 4.1.13.    Certain Changes
Schedule 4.1.14.    Properties and Assets
Schedule 4.1.15.    Material Contracts
Schedule 4.1.16.    Intellectual Property
Schedule 4.1.17.    Labor Matters
Schedule 4.1.18.    Consents
Schedule 4.1.20.    ERISA
Schedule 4.1.21.    Environmental Matters

PARENT/NEWCO SCHEDULES

Schedule 4.2.2      Material Consents
Schedule 4.2.3      Litigation

EXHIBITS

Exhibit A           Certificate of Merger
Exhibit B-1         Certificate of Incorporation of the Surviving Corporation
Exhibit B-2         By-laws of the Surviving Corporation

                             PLAN AND AGREEMENT OF MERGER


     This PLAN AND AGREEMENT OF MERGER (this "AGREEMENT") is made as of October 17, 1997 by and among PPC Holdings, Inc. a Delaware corporation ("PARENT"), Naomi Acquisition Corp. Inc., a Maryland corporation ("NEWCO"), and Judd's, Incorporated, a Maryland corporation (the "COMPANY"). Newco and the Company, the only parties to the merger hereby contemplated, are sometimes referred to herein as the "CONSTITUENT CORPORATIONS", and the Company as the surviving Constituent Corporation upon the merger with Newco is sometimes referred to herein as the "SURVIVING CORPORATION". Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned thereto in ANNEX I hereto.

                                       RECITALS

     A. The Company was incorporated in the State of Maryland on March 26, 1976 as a holding company for the Subsidiaries herein defined. Its principal executive offices are located at 1500 Eckington Place, N.E., Washington, D.C. 20002. The authorized capital stock of the Company consists of Two Million, Five Hundred Thousand (2,500,000) shares of common stock, par value $1.00 per share (the "COMPANY COMMON STOCK"), and Five Hundred Thousand (500,000) shares of Director Designated Preferred Stock, par value $100 per share ("COMPANY PREFERRED STOCK"), and One Hundred Thousand (100,000) shares of 7% Preferred Stock, par value $10.00 per share ("7% PREFERRED STOCK"). As of September 30, 1997, 270,592 shares of the Company Common Stock were issued and outstanding and entitled to vote, no shares of the Company Preferred Stock were issued or outstanding and 620 shares of 7% Preferred Stock were issued and outstanding.

     B. Newco was incorporated in the state of Maryland on October 17, 1997. The authorized capital stock of Newco consists of One Thousand (1,000) shares of common stock, par value $.001 per share (the "NEWCO COMMON STOCK"), of which 1,000 shares are issued and outstanding, entitled to vote and owned by Parent.

     C. The respective Boards of Directors of the Constituent Corporations and of Parent have approved this Agreement and deem it advisable and in the best interests of their respective corporations and their stockholders that Newco merge with and into the Company on the terms and conditions herein set forth (the "MERGER"), whereby the holders of the shares of the Company Common Stock outstanding at the Effective Time shall receive cash in the amounts and in the manner set forth in ARTICLE III and upon the terms and conditions otherwise set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the premises, representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                      ARTICLE I.

                                        MERGER

     1.1 MERGER. As soon as practicable after all of the conditions to the Merger shall have been satisfied or waived, and subject to the rights of termination and abandonment hereinafter set forth, a Certificate of Merger, substantially in the form attached as EXHIBIT A to this Agreement (the "CERTIFICATE OF MERGER"), shall be filed with the Secretary of State of the State of Maryland, in accordance with the laws of the State of Maryland. Effective as of the date and time of the filing of the Certificate of Merger, Newco shall merge with and into the Company, which as the Surviving Corporation shall continue its corporate existence under the laws of the State of Maryland under the name of Judd's, Incorporated. The date and time of the filing of the Certificate of Merger, when the Merger shall become effective in accordance with SECTIONS 3-105, 3-107 and 3-114 of the Corporations and Associations Article of the Annotated Code of Maryland ("MD GCL"), shall be referred to herein as the "EFFECTIVE TIME".

     1.2 EFFECT OF THE MERGER. The Merger shall have the effect set forth in SECTION 3-114 of the Md GCL.

     1.3 CLOSING. The closing of the merger of the Company and Newco (the "CLOSING") will take place at the offices of Whitman Breed Abbott & Morgan LLP, 200 Park Avenue, New York, New York 10166, at 10:00 A.M. E.S.T. on or before December 12, 1997, or at such other time and date as the parties hereto may agree in writing (the "CLOSING DATE").

                                     ARTICLE II.

                              ARTICLES OF INCORPORATION
                              AND DIRECTORS AND OFFICERS
                               OF SURVIVING CORPORATION

     2.1 ARTICLES OF INCORPORATION AND BY-LAWS. At the Effective Time the articles of incorporation and the by-laws of the Surviving Corporation shall be amended to read in their entirety as set forth in EXHIBITS B-1 AND B-2 (the "AMENDED ARTICLES" and "AMENDED BY-LAWS," respectively). As so amended, such articles of incorporation and by-laws shall be the articles and by-laws of the Surviving Corporation until further amended in accordance with law.

     2.2 DIRECTORS AND OFFICERS. The directors and officers of Newco at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office as provided in the Amended By-Laws of the Surviving Corporation.

                                     ARTICLE III.

                          CONVERSION AND EXCHANGE OF SHARES

     3.1 CONVERSION OF STOCK OF NEWCO: PARENT CAPITAL STOCK. At the Effective Time, each issued and outstanding share of Newco Common Stock shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into one share of Common Stock, par value One Dollar ($1.00) per share, of the Surviving Corporation. The Merger and the transactions contemplated by this Agreement shall effect no change in the shares of Parent capital stock and none of such shares shall be converted as a result thereof.

     3.2 CONVERSION OF COMPANY COMMON STOCK. (a) At the Effective Time, each issued and outstanding share of Company Common Stock, other than shares of the Company Common Stock issued and held in the treasury of the Company or Dissenting Shares in respect of which appraisal rights are properly exercised and perfected, shall be converted into and shall become, by virtue of the Merger and without any further action by the holder thereof, the right to receive that number of dollars in cash determined as described in this
ARTICLE III.

          (b) Each share of Company Common Stock issued and held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no cash shall be exchangeable therefor.

     3.3  MERGER CONSIDERATION.

          (a) The aggregate price payable in exchange for the issued and outstanding shares of Company Common Stock shall be that amount remaining after (i) deducting from the sum of One Hundred Three Million Dollars ($103,000,000), (x) the difference between (A) the Funded Indebtedness of the Company (hereinafter defined) immediately prior to the Effective Time and (B) the amount of cash, marketable securities and other cash equivalents of the Company immediately prior to the Effective Time, and (y) Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000), subject to adjustment as provided in ANNEX IV, to be deposited in escrow pursuant to SECTION 3.3(c) hereof (the "Escrow Amounts," which consists of (A) Five Hundred Thousand Dollars ($500,000), subject to adjustment as provided in ANNEX IV, to be held pending the final determination of the Adjustment Amount pursuant to SECTION
3.4 hereof (the "Adjustment Escrow Amount"), (B) Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000), which shall constitute the "Indemnity Escrow Amount" and shall be disbursed as provided hereinafter, and (C) Five Million Dollars ($5,000,000), which shall constitute the "Additional Escrow Amount" and shall be disbursed as provided in SECTION 8.2"), and (ii) deducting from or adding to such amount, as the case may be, the Estimated Adjustment Amount (as defined in SECTION 3.4(b) below) (the result of the foregoing adjustments being the "NOMINAL CONSIDERATION"). The result obtained by dividing the Nominal Consideration by the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall be referred to herein as the "NOMINAL PER SHARE CASH AMOUNT". Each holder of Company Common Stock on the Closing Date (individually a "Stockholder" and collectively the "Stockholders") shall be entitled to receive that portion of the Nominal Consideration equal to the Nominal Per Share Cash Amount multiplied by the number of shares of Company Common Stock held by such Stockholder (such holder's "NOMINAL AGGREGATE PER SHARE CASH AMOUNT"), PROVIDED that the Nominal Aggregate Per Share Cash Amount attributable to all holders of Dissenting Shares (the "AGGREGATE DISSENTING SHARES AMOUNT") shall be held by the Exchange Agent for distribution pursuant to SECTION 3.8 hereof.

          (b) At the Closing, the Company shall provide to Parent and Newco a certificate (the "CERTIFICATE OF INDEBTEDNESS") of the President and the Vice President of the Company which states the total amount of Funded Indebtedness of the Company immediately prior to the Effective Time. For purposes of this Agreement, "FUNDED INDEBTEDNESS" shall mean all indebtedness of the Company to third parties (other than trade indebtedness arising in the Ordinary Course of Business), including the banks and financial institutions listed in SCHEDULE 4.1.15(c) hereto, holders of preferred stock of the Company and the Subsidiaries, holders of Senior Subordinated Notes, holders of Series A and Series B debenture bonds and holders of treasury stock notes, including the amount of any and all prepayment penalties, premiums, fees or other amounts due and payable to any such person in connection with the repayment of any such indebtedness, including accrued interest expense net of the Company's accrued interest income. The Certificate of Indebtedness shall also state the amount of such indebtedness owed to each such person or entity as of the Closing Date. The amount of Funded Indebtedness at the date of this Agreement (assuming full repayment on the date hereof) is approximately $49,600,000. Immediately after the Effective Time, Parent shall cause the Surviving Corporation to repay or otherwise retire all Funded Indebtedness.

          (c) At or immediately prior to the Effective Time, Parent shall deposit the Escrow Amounts with an escrow agent reasonably acceptable to the Company and Parent (the "ESCROW AGENT"). The Adjustment Escrow Amount, the Indemnity Escrow Amount and the Additional Escrow Amount shall be held by the Escrow Agent in separate accounts referred to herein as the "Adjustment Escrow Fund", the "Indemnity Escrow Fund" and the "Additional Escrow Fund", respectively, and shall be distributed to Parent and/or for the benefit of the Stockholders in accordance with the terms hereof and of an escrow agreement in the form agreed to by the Company and Parent, which agreement shall be consistent in all respects with the terms and conditions of this Agreement (the "ESCROW AGREEMENT").

          (d) In the event that the Merger is approved by the Stockholders, effective upon such vote and without the further act of any Stockholder, John
J. Broderick and Joseph J. Janela shall be appointed, ratified and confirmed as agents for and on behalf of each Stockholder (the "STOCKHOLDER AGENTS"), in connection with the determination of the Adjustment Amount and the distribution of the Adjustment Escrow Fund, including without limitation conferring the authority to act (unanimously unless only one shall survive or be legally competent, in which case that person shall have authority to act alone) on behalf of each of the Stockholders in giving and receiving notices and communications, to authorize delivery to Parent and/or the Stockholders of monies from the Adjustment Escrow Fund and the Indemnity Escrow Fund in satisfaction of the Adjustment Amount (as defined below), to review and object to the determination of the Adjustment Amount, to agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to determinations regarding and payments of the Adjustment Amount, and to take all actions necessary or appropriate in the judgment of the Stockholder Agents for the accomplishment of the foregoing. No bond shall be required of the Stockholder Agents, and the Stockholder Agents shall not receive any compensation for services rendered. A decision, act, consent or instruction of the Stockholder Agents shall constitute a decision of all of the Stockholders and shall be final, binding and conclusive upon each of the Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agents as being the decision, act, consent or instruction of each and every Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with any such decision, act, consent or instruction of the Stockholder Agents.

     3.4  ADJUSTMENTS TO CONSIDERATION.

          (a) The Nominal Consideration shall be subject to adjustment as follows: (i) if (x) the current assets of the Company and the Subsidiaries excluding cash, marketable securities and cash equivalents, minus (y) the current liabilities of the Company and the Subsidiaries (including without limitation all Company Transaction Expenses) but excluding that portion of Funded Indebtedness included in current liabilities, determined (with the exception of such adjustments required by the provisions of the last sentence of this SECTION 3.4(a)) in accordance with generally accepted accounting principles applied consistently with the past practices of the Company, subject to normal, recurring year-end adjustments as if the Company's and the Subsidiaries' fiscal year-end ended on the Closing Date (as so determined, the "ADJUSTED WORKING CAPITAL") immediately prior to the Effective Time prior to giving effect to the Merger, is less than $13,893,000 (the "TARGET WORKING CAPITAL"), the Nominal Consideration shall be reduced by an amount equal to such deficiency; and (ii) if the Adjusted Working Capital immediately prior to the Effective Time prior to giving effect to the Merger is in excess of the Target Working Capital, the Nominal Consideration shall be increased by an amount equal to such excess. The amount of such adjustment to the Nominal Consideration is hereinafter referred to as the "ADJUSTMENT AMOUNT." By way of illustration, the Adjusted Working Capital of the Company and its Subsidiaries, determined in the manner required in this SECTION 3.3(a) based on the Unaudited Financial Statements, was $14,055,000 as set forth on Annex III attached hereto, in which case the Adjustment Amount would be $162,000 if August 31, 1997 were the Closing Date, and the Nominal Consideration would be increased by such amount.
Notwithstanding the foregoing provisions of this Section 3.4, Parent and the Company agree that, for purposes of determining the Adjustment Amount, current liabilities shall include the items set forth on ANNEX IV attached hereto in the amounts as determined in accordance with Annex IV.

          (b) Not less than five (5) business days prior to the Closing Date, the Company shall deliver to Parent a consolidated balance sheet for Company and the Subsidiaries as of the end of the most recent interim accounting period (the "PRE-CLOSING BALANCE SHEET"), together with a calculation of the Adjustment Amount determined based upon the Pre-Closing Balance Sheet (the "ESTIMATED ADJUSTMENT AMOUNT"). The Target Working Capital as increased or decreased by the Estimated Adjustment Amount is referred to herein as the "ADJUSTED TARGET WORKING CAPITAL." The Pre-Closing Balance Sheet shall be prepared in accordance with the same conditions as are applicable to the preparation of the Interim Balance Sheet, as described in SECTION 4.1.4 below, subject to the adjustments set forth in SECTION 3.4(a) above, including the reference therein to ANNEX IV.

          (c) In the event that there is any difference between the Estimated Adjustment Amount and the Adjustment Amount (as calculated pursuant to SECTION
3.5 below), the amount of such difference shall be paid to Parent in the event that the Adjusted Working Capital is less than the Adjusted Target Working Capital or by Parent in the manner directed by the Stockholder Agents for disbursement to the Stockholders in accordance with the Exchange Agreement in the event that the Adjusted Working Capital is more than the Adjusted Target Working Capital, in accordance with this SECTION 3.4(c).

               (i) Any amount to be paid to Parent on behalf of the Stockholders hereunder shall be satisfied out of the Adjustment Escrow Amount, PROVIDED that if the amount in the Adjustment Escrow Fund is less than the amount required to be paid to Parent hereunder, then such additional amount shall be satisfied out of the Indemnity Escrow Fund (without regard to the limitation set forth in Section 8.2(b)(iii)) by certified check or by wire transfer of such amount from the Escrow Agent at the same time the amount in the Adjustment Escrow Fund is transferred to Parent from the Adjustment Escrow Fund.

               (ii) To the extent that Parent owes additional consideration to the Stockholders pursuant to this SECTION 3.4(c), Parent shall pay such amount by certified check or wire transfer of funds in the manner directed by the Stockholder Agent on or before the fifth business day following the final determination of the Adjustment Amount under SECTION 3.5(c) hereof for disbursement to the Stockholders in the manner directed by the Stockholder Agent.

               (iii) After satisfaction of any payment obligation to Parent pursuant to clause (i) above and the payment to the Independent Accountant, if any, of certain expenses pursuant to SECTION 3.5(c), any amount remaining in the Adjustment Escrow Fund shall be disbursed by the Adjustment Escrow Agent in the manner directed by the Stockholder Agent for distribution to the Stockholders of the Company in accordance with the Exchange Agreement.

     3.5  POST-CLOSING AUDIT.

          (a) The determination of the Adjustment Amount shall be made in accordance with generally accepted accounting principles, applied consistently with the practices applied in the preparation of the Financial Statements, subject to normal year-end adjustments as if the fiscal year of the Company and the Subsidiaries ended on the Closing Date prior to giving effect to the Merger but subject to the adjustments set forth in SECTION 3.4(a) above, including the reference therein to ANNEX IV.

          (b) The Surviving Corporation will prepare and deliver to Parent and the Stockholder Agent, within ninety (90) calendar days after the Closing Date, a balance sheet of the Company immediately prior to the Effective Time (the "CLOSING BALANCE SHEET"), and the Surviving Corporation's calculation of Adjusted Working Capital immediately prior to the Effective Time (the "SURVIVING CORPORATION'S COMPUTATION"), all as reviewed by Deloitte & Touche LLP (the "SURVIVING CORPORATION'S ACCOUNTANT"). The Stockholder Agents will have thirty
(30) days after receipt of the Surviving Corporation's Computation to review and deliver a written notice of objection (the "Objection Notice") to the Surviving Corporation. The Objection Notice shall state each item to which the Stockholder Agents take exception as not being in accordance with Section 3.5(a) or as having computational errors, specifying in reasonable detail the nature and amount of any such exception. Any amounts not disputed in the Objection Notice shall be paid promptly in accordance with Section 3.4(c). In connection with such review, the Stockholder Agents and Stoy Malone & Company, P.C. (the "STOCKHOLDERS' ACCOUNTANT") will have the right to review the methods used in the preparation of the Closing Balance Sheet, including the right to review all work papers related to the review by the Surviving Corporation's Accountant, and to confer with the Surviving Corporation and the Surviving Corporation's Accountant. If the Stockholder Agents do not provide an Objection Notice to the Surviving Corporation within such thirty (30) days after receipt of the Closing Balance Sheet and the Surviving Corporation's Computation, the Stockholder Agents will be deemed to have accepted and agreed to the Surviving Corporation's Computation on behalf of each Stockholder as the Adjustment Amount. If the Stockholder Agents deliver an Objection Notice to the Surviving Corporation within such time period, then within thirty (30) days after the Objection Notice is received by the Surviving Corporation, the Stockholder Agents, the Surviving Corporation and Parent will (i) meet to consider such objections and may agree to revise the Surviving Corporation's Computation, in which case the amount so agreed will be the Adjustment Amount and will be binding on the Surviving Corporation, Parent and the Stockholders, or (ii) specify that Price Waterhouse (the "INDEPENDENT ACCOUNTANT") will review the Surviving Corporation's Computation and the Objection Notice and report to the Surviving Corporation, Parent and the Stockholder Agents the Independent Accountant's determination of the Adjustment Amount, which determination will be made within thirty (30) days after the date that the Independent Accountant receives the Surviving Corporation's Computation and the Objection Notice. Such determination by the Independent Accountant will be final and binding on the Surviving Corporation, Parent and the Stockholders.

          (c) The Stockholders and the Surviving Corporation shall each pay one-half of the fees and expenses of the Independent Accountant for its services. Any such expenses owed by the Stockholders shall be satisfied out of the Adjustment Escrow Fund before any amount is disbursed to Parent or the Exchange Agent pursuant to SECTION 3.4.

          (d) Notwithstanding the foregoing provisions of this Section 3.5, Parent accepts and agrees to instruct the Company's Accountant to accept and use the amounts for accounts receivable or paper which are the subject of claims ("Best Claims") by the Company in IN RE BEST PRODUCTS CO., INC., Case No. 96-35267-T filed in the United States Bankruptcy Court in the Eastern District of Virginia, Richmond Division, against the bankruptcy estate ("Best Estate") and the amounts reserved for the collectibility thereof (collectively, the "Best Reserves") which are established as provided in
SECTION 3.4(a). The Company has also made the subject of its claims an amount for manufacturing under the contract which was in effect at the time of the bankruptcy filing by Best Products Co., Inc., but which manufacturing had not been accomplished (the "Manufacturing Claim"). The Manufacturing Claim represents losses based in part on scheduled press time not able to be rescheduled for other customers. For purposes of this subsection, the Manufacturing Claim is included in the Best Claims. The difference between the Best Claims and the Best Reserves is hereinafter referred to as the "Net Best Amount". Parent agrees that after the Closing Date it shall, and shall cause the Surviving Corporation to use, commercially reasonable efforts to collect the Best Claims, including without limitation selling the paper identified to the Best Products account and for which a claim for payment has been made (the "Best Paper"). After (i) the Best Claims have been settled or finally adjudicated and payments, if any, made by the Best Estate (including without limitation any payments by the Best Estate with respect to the Best Paper) and (ii) all of the Best Paper has been sold and payments therefor been made, but not later than the date which is twelve (12) months following the Closing Date ("Close-out Date"), if the aggregate amount collected by the Surviving Corporation in respect of the Best Claims is less than the Net Best Amount, the difference shall be deducted from the Indemnity Escrow Amount and paid to the Surviving Corporation or Parent, as Parent may direct, and the Surviving Corporation shall assign to the Stockholder Agents, as agents for the Stockholders, the remaining unpaid Best Claims and the remaining unsold Best Paper. Such remaining unsold Best Paper, if any, may remain in storage at storage facilities of the Surviving Corporation for a period not to exceed ninety (90) days. If, at the Close-out Date, the aggregate amounts collected by the Surviving Corporation is greater than the Net Best Amount, the difference shall be paid promptly by the Surviving Corporation or Parent in the manner directed by the Stockholder Agents for disbursement to the Stockholders.

     3.6  EXCHANGE OF CERTIFICATES: RECEIPT OF CASH; CREATION OF INDEMNITY
ESCROW.

          (a) After the Effective Time, each Stockholder upon surrender of a certificate evidencing shares of Company Common Stock to Exchange Agent as provided in SECTION 3.6(c) hereof, shall be entitled to receive in exchange therefor cash in the amount of the Nominal Per Share Cash Amount for each share of Company Common Stock represented by such certificate as provided in this
ARTICLE III, without any interest thereon.

          (b) Parent shall deposit with the Exchange Agent, in trust for the benefit of the Stockholders, as promptly as practicable and in no event later than immediately prior to the Effective Time, the total Nominal Consideration (in immediately available funds) to which the Stockholders shall be entitled pursuant to SECTION 3.3. The Exchange Agent may invest portions of the cash deposited with it only in (i) direct obligations of the United States of America or agencies thereof, including mortgage-backed securities issued by such agencies, or (ii) commercial paper rated A-I or better by Standard & Poor's Corporation and P-1 or better by Moody's Investors Service, Inc. and only as directed by Parent. Any net profit resulting from, or interest or income produced by, investments of cash deposited with the Exchange Agent shall be payable to Parent or the Surviving Corporation, as Parent shall direct. Should the funds remaining with the Exchange Agent at any time within one year after the Effective Time be less than the aggregate amount of cash to which the Stockholders shall then be entitled pursuant to this ARTICLE III, Parent shall promptly deposit with the Exchange Agent the amount of such difference. Any funds remaining with the Exchange Agent one year after the Effective Time shall be released and repaid by the Exchange Agent to Parent or the Surviving Corporation, as Parent shall direct, after which time persons entitled thereto (including, without limitation, any Stockholder who has not yet surrendered certificates for shares of the Company Common Stock) may and shall look, subject to applicable abandoned property, escheat and other similar laws, only to Parent or the Surviving Corporation for payment and shall have no greater rights against Parent or the Surviving Corporation than may be accorded to general creditors thereof under applicable law.

          (c) As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and a transmittal form to each Stockholder (other than the Company with respect to certificates formerly representing shares of Company Common Stock to be canceled pursuant to SECTION 3.2(b) and the holders of certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificates for exchange. Each Stockholder, upon proper surrender of one or more certificates representing the Company Common Stock owned by such Stockholder to the Exchange Agent, together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the holder's Nominal Aggregate Per Share Cash Amount, without interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Stockholder for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will pay in exchange for such lost, stolen or destroyed certificate the Nominal Per Share Cash Amount for each share of Company Common Stock represented thereby, without interest thereon. When authorizing the payment of any Nominal Per Share Cash Amount with respect to any allegedly lost, stolen or destroyed certificate, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the Exchange Agent's payment thereof, require the owner of such lost, stolen or destroyed certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

          (e) Adoption of this Agreement by the Stockholders shall constitute, as an integral part of the Merger, ratification of the appointment of the Exchange Agent or any successor thereto.

     3.7 NO FURTHER TRANSFERS. After the Effective Time, there shall be no registration of transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Company.

     3.8 DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, no share of the Company Common Stock which is issued and outstanding immediately prior to the Effective Time and which is held by a Stockholder who has properly exercised and perfected appraisal rights under SECTIONS 3-202 and 3-203 of the Md GCL (the "DISSENTING SHARES") shall be converted into or be exchangeable for the right to receive the Nominal Per Share Cash Amount, but such Stockholder shall be entitled to receive such consideration as shall be determined pursuant to SECTION 3-211 of the Md GCL with respect to such share (the "PER SHARE APPRAISAL AMOUNT"); PROVIDED, HOWEVER, that if any such Stockholder shall have failed to perfect or shall have effectively withdrawn or otherwise lost his or her rights to appraisal under the Md GCL, such Stockholder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Nominal Aggregate Per Share Cash Amount for all such shares, without any interest thereon, and such shares shall no longer be Dissenting Shares.

          (b) In the event that the aggregate Per Share Appraisal Amount payable with respect to all Dissenting Shares as finally determined pursuant to Md GCL Section 3-211 exceeds the Aggregate Dissenting Shares Amount held by the Exchange Agent pursuant to Section 3.3(a) above, then the amount of such excess shall be paid out of the Indemnity Escrow Fund by the Escrow Agent to the Exchange Agent for distribution to the holders of the Dissenting Shares together with the Aggregate Dissenting Shares Amount. In the event that all funds held by the Exchange Agent have been released to Parent pursuant to Section 3.6(b) at the time that the Per Share Appraisal Amount is finally determined, then the amount of such excess shall be paid by the Escrow Agent to the Surviving Corporation for distribution to the holders of Dissenting Shares in substantially the same manner as set forth in the Exchange Agreement.

          (c) In the event that the aggregate Per Share Appraisal Amount payable with respect to all Dissenting Shares as finally determined pursuant to Md GCL Section 3-211 is less than the Aggregate Dissenting Shares Amount held by the Exchange Agent pursuant to Section 3.3(a) above, then the amount of such difference shall be distributed by the Exchange Agent to the Stockholders other than the holders of Dissenting Shares in accordance with the Exchange Agreement. In the event that all funds held by the Exchange Agent have been released to Parent pursuant to Section 3.6(b) at the time that the Per Share Appraisal Amount is finally determined, then the amount of such difference shall be distributed directly by Parent, or the Surviving Corporation on Parent's behalf, to Stockholders in substantially the same manner as set forth in the Exchange Agreement.

          (d)  Regardless of whether any payments are made pursuant to
Section 3.8(b) or 3.8(c) above, in the event that the Surviving Corporation is assessed with any costs, fees, expenses or appraisers' compensation in connection with a determination of the value of Dissenting Shares pursuant to Md GCL Section 3-211, then the aggregate amount of all such expenses shall be paid to the Surviving Corporation out of the Indemnity Escrow Fund.

                                     ARTICLE IV.

                            REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Newco as follows:

          4.1.1 CORPORATE ORGANIZATION AND GOOD STANDING; SUBSIDIARIES.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all corporate power and authority to own or lease its properties and to carry on its business as presently conducted. The Company has delivered to Parent and Newco complete and correct copies of the articles of incorporation and bylaws of the Company and all amendments thereto. The Company is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified could reasonably be expected to have a material adverse effect on (i) the properties, assets, operations, business or financial condition of the Company and its Subsidiaries taken as a whole, (ii) the properties, assets, operations, business or financial condition of Shenandoah Valley Press or Port City Press, respectively or (iii) the ability of the Company to consummate the transactions contemplated hereby (any of the foregoing, a "MATERIAL ADVERSE EFFECT"). SCHEDULE 4.1.1(a) accurately sets forth all jurisdictions in which the Company is so qualified.

          (b) The Company does not own directly or indirectly any shares of capital stock of any corporation other than the corporations listed on SCHEDULE 4.1.1(b) hereto (the "SUBSIDIARIES" and each a "SUBSIDIARY"). SCHEDULE 4.1.1(b) accurately sets forth the jurisdiction of incorporation of each Subsidiary and all jurisdictions in which each Subsidiary is qualified to do business. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority to own or lease its properties and to carry its business as presently conducted. The Company has caused each Subsidiary to deliver to Parent and Newco complete and correct copies of its articles of incorporation and bylaws and all amendments thereto. Each Subsidiary is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

          4.1.2 CAPITALIZATION OF THE COMPANY AND SUBSIDIARIES.

          (a) The authorized, issued and outstanding capital stock of the Company, and the record and beneficial ownership thereof, is as set forth on
SCHEDULE 4.1.2(a) hereto. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. No options, warrants, conversion or other rights, agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. Except as set forth on SCHEDULE 4.1.2(a) hereto, the Company is not obligated to repurchase or redeem any shares of its capital stock.

          (b) The authorized, issued and outstanding capital stock of each of the Subsidiaries, and the record and beneficial ownership thereof, is as set forth on SCHEDULE 4.1.2(b). All issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. No options, warrants, conversion or other rights, agreements or commitments of any kind obligating any of the Subsidiaries, contingently or otherwise, to issue, sell, repurchase or redeem any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. All Capital Stock of any Subsidiary held by the Company is held free and clear of any security interests, liens, charges, encumbrances, equities, claims, options, limitations or restrictions of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

          (c) There are no preemptive or similar rights, and there are no claims or any basis therefor, in either case whether by contractual agreement, under applicable law or otherwise, on the part of any holder or former holder of any class of securities of the Company or of any Subsidiary in connection with any transactions between the Company and any such holder involving any of the securities of the Company.

          4.1.3 NO CONFLICT. The execution and delivery of this Agreement by Company, the consummation by the Company and its Subsidiaries of the transactions contemplated herein in the manner contemplated herein and compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof, will not (a) conflict with or result in any violation of or default under any provision of the respective articles of incorporation or bylaws of the Company or any Subsidiary, (b) result in a breach of, or a default under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company or any Subsidiary is a party or by which any of the businesses, properties or assets of the Company or any Subsidiary may be bound, except for such breaches or defaults or rights of termination, cancellation or acceleration as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date or which could not reasonably be expected to have a Material Adverse Effect or
(c) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary, or any of the businesses, properties or assets of the Company or any Subsidiary.

          4.1.4 FINANCIAL INFORMATION.

          (a) The Company has delivered to Parent and Newco the consolidated balance sheets of the Company and the Subsidiaries as of December 31, 1996 and December 31, 1995, and the related consolidated statements of income, retained earnings, and statements of cash flow for the years then ended, together with the notes thereto, audited and reported upon by Stoy Malone & Company, P.C. (the "FINANCIAL STATEMENTS"). The Financial Statements are included as SCHEDULE 4.1.4(a) hereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of the Company and the Subsidiaries at the date indicated and the results of their operations for the period indicated.


          (b) The Company has delivered to Parent and Newco the unaudited consolidated balance sheet of the Company and the Subsidiaries as of August 31, 1997 (the "INTERIM BALANCE SHEET"), and the related consolidated statements of income, and statements of cash flows for the eight month period then ended ("UNAUDITED INTERIM FINANCIALS"). The Unaudited Interim Financials are included as SCHEDULE 4.1.4(b) hereto. The Unaudited Interim Financials have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of the Company and the Subsidiaries at the date indicated and the results of their operations for the period indicated, subject, however, to normal, recurring year-end adjustments consistent with past practices (which will not be material in the aggregate) for preparation of the Company's interim financial statements; PROVIDED, however, the Unaudited Interim Financials omit footnotes required under generally accepted accounting principles.

          4.1.5 UNDISCLOSED LIABILITIES. The Company and its Subsidiaries have no liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), except (i) as set forth in SCHEDULE 4.1.5 or on any other Schedule hereto, or reflected in either the Financial Statements (or the notes thereto) or the Interim Balance Sheet; and (ii) for liabilities or obligations which have not had, and could not reasonably be expected to have, a Material Adverse Effect.

          4.1.6 ACCOUNTS RECEIVABLE. Except as set forth in SCHEDULE 4.1.6, the accounts receivable and all other receivables shown on the Financial Statements and the Interim Balance Sheet and all receivables acquired or generated by the Company and its Subsidiaries since August 31, 1997 (in each case subject to reserves for non-collectibility as reflected on the books and financial statements of the Company and its Subsidiaries and as adjusted, in the ordinary course of business of the Company and its Subsidiaries in connection with their respective businesses, consistent with past custom and practice (the "ORDINARY COURSE OF BUSINESS"), for operations and transactions through the Closing Date), (a) are reflected properly on the books and financial statements of the Company and its Subsidiaries and (b) are valid receivables subject, to the knowledge of the Company, to no set-offs or counterclaims. The reserves for non-collectibility referenced above have been reflected on the books and financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles.
The Company has provided Parent with an accurate schedule of the twenty (20) largest customers of the Company and its Subsidiaries, in terms of sales volume, for the year-to-date period ended August 31, 1997.

          4.1.7 INVENTORY. Except as set forth in SCHEDULE 4.1.7, the inventories reported on the Financial Statements and the Interim Balance Sheet are stated at the lower of cost (first in, first out method) or market in accordance with generally accepted accounting principles applied on a consistent basis. Except as set forth in SCHEDULE 4.1.7, all inventories used in or relating to the conduct of the respective businesses of the Company and its Subsidiaries are usable or saleable in the Ordinary Course of Business (subject to reserves for obsolescence as reflected on the books and financial statements of the Company and its Subsidiaries and as adjusted, in the Ordinary Course of Business, for operations and transactions through the Closing Date) and are owned by the Company and its Subsidiaries free and clear of any mortgage, security interest, pledge, lien, conditional sale agreement, charge or other encumbrance (each, an "ENCUMBRANCE"). Such reserves have been reflected on the books and financial statements of the Company in accordance with generally accepted accounting principles. SCHEDULE 4.1.7 sets forth all paper supplied to the Company and its Subsidiaries by its customers as of September 28, 1997.

          4.1.8 INSURANCE. SCHEDULE 4.1.8 hereto completely and accurately lists all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company, any Subsidiary or their respective properties, assets and operations, or any of their respective directors, officers, agents or employees. SCHEDULE 4.1.8 also sets forth the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. No notice of termination or cancellation of any such policy has been received by the Company or any Subsidiary, all such policies are in full force and effect and, with respect to all such policies, all premiums currently payable or previously due have been paid. Except as set forth on SCHEDULE 4.1.8., none of such policies contains any provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Complete and accurate copies of all such policies and related documentation have been made available to Parent and Newco.

          4.1.9 LITIGATION. Except as set forth on SCHEDULE 4.1.9 hereto, neither the Company nor any Subsidiary has received written notice of any action, suit, proceeding or investigation at law, in equity or admiralty, or before or by any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or threatened against, or affecting the properties, assets or operations of the Company or any Subsidiary that if adversely determined could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There are no orders, judgments, writs, injunctions or decrees currently in force (a) which could reasonably be expected, either individually or in the aggregate, (i) to result in any material liability on the part of the Company or any of its Subsidiaries or (ii) to have a Material Adverse Effect; (b) with respect to which the Company or any Subsidiary is in default; or (c) which questions the validity of this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.

          4.1.10 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAWS. (a) The Company and each Subsidiary owns, holds or possesses in its own name, all governmental licenses, franchises, permits, approvals and other governmental authorizations, other than those the absence of which could reasonably be expected to have a Material Adverse Effect (collectively, "GOVERNMENTAL AUTHORIZATIONS"), which are necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted. All such Governmental Authorizations, and the relevant issuing agency, are listed on
SCHEDULE 4.1.10 hereto.  Each Governmental Authorization listed on SCHEDULE
4.1.10 is valid, subsisting and in full force and effect and, to the best of the Company's knowledge, no suspension or cancellation of any such Governmental Authorization is pending or threatened and there is no basis for believing that any such Governmental Authorization subject to renewal will not be renewed upon expiration.

          (b) Except as set forth on SCHEDULE 4.1.10 hereto, neither the Company nor any Subsidiary is in violation of or default under any Governmental Authorization, any statute, law, ordinance, rule or regulation applicable to it, which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

          4.1.11 TAX MATTERS. (a) The Company and each Subsidiary have filed or will have filed prior to the Closing Date all federal, state, local and foreign Tax Returns (as hereinafter defined) required to have been filed by each of them on or before the Closing Date, and each such return is or will be true, correct and complete in all material respects. The Company and each Subsidiary have paid all Taxes (as hereinafter defined) due to any federal, state, local or foreign taxing authority with respect to all periods prior to the date hereof shown as due on said returns. The reserves for Taxes reflected in the Financial Statements and the Interim Balance Sheet are sufficient for the payment of all unpaid Taxes (whether or not currently disputed) accrued through the date thereof. Since December 31, 1996, neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the Ordinary Course of Business. Except as set forth on SCHEDULE 4.1.11 hereto, the Company has not received written notice that the Internal Revenue Service or any other taxing authority has asserted against the Company or any Subsidiary any deficiency or claim for additional Taxes which has not been fully paid or finally settled, and any such deficiency or assessment shown on such SCHEDULE 4.1.11 is being contested in good faith through appropriate proceedings. No issue has been raised in writing by any federal, state, local or foreign taxing authority in any examination of the Company or any Subsidiary which, by application of the same or similar principles to similar transactions by the Company or any Subsidiary could reasonably be expected to result in a proposed deficiency for any period. To the Company's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods prior to the Closing Date which have not been audited by any taxing authority. No power of attorney has been executed by the Company or any Subsidiary with respect to any matter relating to Taxes which is currently in force. Neither the Company nor any Subsidiary is a party to any agreement, contract, or other arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"). None of the Company or any Subsidiary has filed (or will file prior to the Effective Time) a consent pursuant to Section 341(f) of the Code or has or will have agreed to have Section 341(f) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary. Except as set forth on SCHEDULE 4.1.11, neither the Company nor any Subsidiary has granted or requested, as the case may be, any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or filing of, any federal, state, county, municipal or foreign tax.

          (b) For purposes of this Agreement, "TAXES" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or any foreign taxing authority, including but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, and including any interest, penalties or additions attributable thereto, regardless of whether such interest, penalties or additions are attributable to a taxable period ending before, on or after the Closing Date.

          (c) For purposes of this Agreement, "TAX RETURN" shall mean any return, report, information return, schedule or other document (including any related reporting information) filed or required to be filed with any taxing authority with respect to any Taxes.

          4.1.12 BROKERS; FINDERS. Other than Berenson Minella & Company ("BM&C"), whose fees and expenses will be paid by the Company at or prior to the Closing, the Company has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim for any brokerage or finder's commission, fee or similar compensation.

          4.1.13 ABSENCE OF CERTAIN CHANGES.  Except as set forth on
SCHEDULE 4.1.13, (a) since December 31, 1996, no event, occurrence or development has occurred with respect to the Company or any Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect or (b) since the date of the Interim Balance Sheet, neither the Company nor any Subsidiary has taken any action which, if taken after the date of this Agreement without Parent's prior written consent, would violate SECTION 5.2 hereof.

          4.1.14 PROPERTIES AND ASSETS. SCHEDULE 4.1.14 hereto sets forth a complete and correct list of (a) all real property owned by the Company or a Subsidiary, (b) any lease pursuant to which the Company or a Subsidiary is the lessee of real property and (c) each item of tangible personal property used in or relating to the conduct of the businesses of the Company and its Subsidiaries that has been capitalized for accounting purposes. The Company and the Subsidiaries have (a) good and valid title to all of their respective personal property, including, without limitation, all those reflected in the Financial Statements or acquired after the date of the Interim Balance Sheet (except for inventories and other assets sold or otherwise disposed of in the Ordinary Course of Business since such date), and (b) good and marketable title to all the real property listed in SCHEDULE 4.1.14 as owned by them, and valid leasehold interests in all real properties listed in SCHEDULE 4.1.14 as leased by them, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections other than
(i) those reflected in the Financial Statements or listed in SCHEDULE 4.1.14 and
(ii) those which do not, individually or in the aggregate, (x) materially interfere with the operation of their businesses as presently conducted or
(y) otherwise have, or could reasonably be expected to have, a Material Adverse Effect. The Company and each Subsidiary enjoys peaceful and undisturbed possession under all real property leases under which it operates. The Company has not received written notice that the ownership or lease of real property by the Company and the Subsidiaries and the use thereof, as presently used by the Company and the Subsidiaries, violates any local zoning or similar land use laws or governmental regulations. The Company has not received written notice of violation of or noncompliance with any covenant, condition, restriction, order or easement affecting the real property owned or leased by the Company or the Subsidiaries. Neither the Company nor any Subsidiary has received written notice of condemnation or threatened condemnation affecting the real property owned or leased by the Company or any Subsidiary. The Company has made available to Parent and Newco complete and correct copies of the lease agreements referred to in SCHEDULE 4.1.14. The personal property, equipment, plants, buildings, structures, facilities and all other assets and properties that will be owned or leased by the Surviving Corporation and/or the Subsidiaries at the Effective Time will include all personal property, equipment, plants, buildings, structures, facilities and all other assets and properties necessary to permit the Surviving Corporation and each Subsidiary to conduct their respective businesses as presently conducted, except for such changes as are permitted by SECTION 5.2.

          4.1.15 MATERIAL CONTRACTS. SCHEDULE 4.1.15 hereto lists all of the Material Contracts (as hereinafter defined) to which the Company or a Subsidiary is a party, or by which any of them is bound. As used in this SECTION 4.1.15, the term "MATERIAL

CONTRACTS" shall mean any oral or written (a) lease or other agreement under which the Company or a Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and which entails annual payments, in the case of any such lease or other agreement, in excess of $50,000, (b) contract and agreement to which the Company or a Subsidiary is a party and which are (i) outstanding contracts with its present or former officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, sales agents or dealers other than (x) contract involving payments of $10,000 or less which by their terms are cancelable by the Company or any Subsidiary with notice of not more than 60 days and without cancellation penalties, severance or other termination payments and (y) contract which provides for payments based solely on commissions and require no minimum payments which by their terms are cancelable by the Company or any Subsidiary with notice of not more than 60 days and without cancellation penalties, severance or other termination payments, (ii) pension, profit-sharing, bonus, retirement, stock option or employee benefit plan or other similar plan or arrangement of the Company or a Subsidiary, (c) mortgage, indenture, security agreement, pledge, note, loan agreement or guaranty relating to the Company or any Subsidiary,
(d) contract and agreement between the Company and its stockholders or between the Company and any person controlled by, controlling or under common control with the Company or any Subsidiary, (e) guaranty of any obligation for borrowings or performances, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the Ordinary Course of Business in connection with the deposit of items for collection and express product and statutory warranties, (f) contract for the purchase of any real estate, machinery, equipment or other capital assets with a purchase price exceeding $50,000, (g) contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other entities, (h) sales commitment which continues for a period of more than twelve (12) months, (i) contract or agreement which restricts the Company's or any Subsidiary's ability to do business in any geographic area, with any particular person or persons, or in any particular line of business or industry and (j) other contracts and agreements to which the Company or a Subsidiary is a party (other than (i) Governmental Authorizations listed in SCHEDULE 4.1.10 and (ii) leases of real property listed in SCHEDULE 4.1.14) with respect to which the aggregate annual amount reasonably expected to be received or paid by the Company or a Subsidiary thereunder exceeds $50,000. The Company has made available to Parent and Newco true, complete and correct copies of all Material Contracts. Neither the Company nor any Subsidiary or, to the knowledge of the Company, any other person is in default under any Material Contract which default has had, or could reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there is no basis for any default or claim under any Material Contract that could reasonably be expected to have a Material Adverse Effect, or event which, with the passage of time, could reasonably be expected to have a Material Adverse Effect.

          4.1.16 INTELLECTUAL PROPERTY RIGHTS. (a) There are no trade names, trademarks, patents, copyrights, service marks, patent applications or patent licenses owned by or registered in the name of the Company or any of its Subsidiaries or necessary to the respective businesses of the Company or any of its Subsidiaries other than those listed in SCHEDULE 4.1.16(a) hereto, which also lists (i) the federal or foreign registration (or application) number and the date of registration (or application) concerning registrations of any such trade names, trademarks, copyrights, patents and any other registered trade right, and any and all applications for any of the foregoing. The Company has delivered to Parent and Newco true and complete copies of all registrations, applications and related documents set forth on SCHEDULE 4.1.16(a).

          (b) SCHEDULE 4.1.16(b) (i) lists all material intellectual property rights owned by any third party which are not generally commercially available and are currently used by the Company or any of its Subsidiaries in the conduct of their respective businesses and (ii) states whether such use is or will be pursuant to license, sublicense, agreement or permission. The Company has delivered to Parent and Newco true and complete copies of all agreements and other documents relating to the intellectual property rights set forth on
SCHEDULE 4.1.16(b).

          (c) The Company and each Subsidiary owns or possesses adequate and enforceable licenses or other rights to use (i) all intellectual property rights listed on SCHEDULES 4.1.16(a) and 4.1.16(b), (ii) all computer software used by the Company and any Subsidiary in the conduct of their respective businesses and
(iii) all other trade names, trademarks, patents, copyrights, service marks, all applications for any of the foregoing, and all other trade secrets, designs, plans, specifications and other intellectual property rights of every kind (whether or not registered) that are used in, possessed by or necessary for the conduct of their respective businesses (all of the items referred to in this SECTION 4.1.16(c) being the "INTELLECTUAL PROPERTY").

          (d) Entry into this Agreement and consummation of the transactions contemplated hereby will not impair either the Company's or any Subsidiary's ownership or use of the Intellectual Property. No person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any contractual arrangements entered into by the Company or any Subsidiary other than as set forth on SCHEDULE 4.1.16(b) hereto. Neither the Company nor any Subsidiary has granted any license, sublicense or other similar agreement relating in whole or in part to any Intellectual Property other than as set forth on Schedule 4.1.16(b) hereto. Neither the Company nor any Subsidiary has received written notice that the Company's and/or any Subsidiary's use of any item of Intellectual Property is interfering with, infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property, and no written notice has been received by the Company or any Subsidiary alleging that the use or proposed use of any item of Intellectual Property by the Company or any Subsidiary infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property and, to the knowledge of the Company, no proceedings have been instituted against the Company or any Subsidiary alleging any such claim. The Company has no knowledge of any infringement, interference or other violation by any third person of the Company's or any Subsidiary's rights in and to any of the Intellectual Property.

          4.1.17 LABOR MATTERS. Except as set forth on SCHEDULE 4.1.17, there are (a) not in existence or, to the knowledge of the Company, threatened any labor strikes, disputes, slowdowns, lockouts or work stoppages by employees of the Company or any of its Subsidiaries, and during the past five (5) years there has not been any such action in existence or, to the knowledge of the Company, threatened,
(b) no collective bargaining agreements to which the Company or any Subsidiary is a party, nor any side letter agreement or other writing, or work rules or practices agreed to, with any labor organization or employee association, (c) no grievance or arbitration proceedings arising out of any arrangements, formal or informal, to which the Company or any Subsidiary is a party relating to employment policies or (d) no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, before the National Labor Relations Board or any similar state or foreign agency, (e) no charges with respect to or relating to the Company or any Subsidiary pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any other state or foreign agency responsible for the prevention of unlawful employment practices, (f) no representation of the employees of the Company or any Subsidiary by any labor organization and, to the knowledge of the Company, no union organizing activities among such employees nor, to the Company's knowledge, any question concerning such representation concerning such employees, (g) no written notices received by the Company or any Subsidiary of the intent of any federal, state, local or foreign agency responsible for the enforcement of any labor or employment laws to conduct an investigation with respect to or relating to the Company or any Subsidiary, nor, to the Company's knowledge, is any such investigation in progress, (h) no written personnel policies, rules or procedures applicable to any employees of the Company or any Subsidiary, except as set forth in employee handbooks, complete and accurate copies of which have been made available to Parent and Newco, nor any representation regarding longevity of employment to any such employee, (i) no instances of noncompliance by the Company or any Subsidiary with any applicable law or regulation respecting employment or employment practices, terms and conditions of employment, wages, hours of work and, to the Company's knowledge, occupational safety and health, except where such noncompliance would not individually or in the aggregate have, or could not reasonably be expected to have, a Material Adverse Effect. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT"), neither the Company nor any Subsidiary has effectuated or experienced (x) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by the Company or any Subsidiary or
(y) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility used by the Company or any Subsidiary, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

          4.1.18 NO CONSENT. Other than as set forth on SCHEDULE 4.1.18 hereto and for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "HSR ACT"), no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person ("CONSENT") is required to be obtained by the Company in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger and the other transactions contemplated herein, or the performance by the Company and its

Subsidiaries of any of the provisions hereof, other than any Consent where the failure of the Company to obtain such Consent, either in any case or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          4.1.19 AUTHORIZATION. The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by the Company pursuant to all necessary corporate authorization and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

          4.1.20 COMPLIANCE WITH ERISA. (a) SCHEDULE 4.20 contains a complete and accurate list of each employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each a "PENSION PLAN"), including without limitation any multiemployer plan as defined in Section 3(37) of ERISA (each a "MULTIEMPLOYER PLAN"); employee welfare benefit plan (as defined in Section 3(1) of ERISA (each a "WELFARE PLAN"); or any other written or oral plan, contract, or other arrangement of benefit to any group of employees, including without limitation, profit-sharing, deferred compensation, stock purchase, stock option, severance or termination pay, supplemental unemployment benefits or similar arrangement ("OTHER BENEFIT PLANS") contributed to or required to be contributed to by the Company or any Subsidiary or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company or any Subsidiary would be deemed as of the Closing Date a "single employer" within the meaning of section 4001 of ERISA, in each case maintained as of the Closing Date, for the benefit of any employee or terminated employee of the Company or any Subsidiary for work performed for the Company or any Subsidiary or for such persons' beneficiaries.

          (b) With respect to each Pension Plan, the Company has heretofore delivered or will prior to the Closing Date deliver to Parent and Newco true and complete copies of each of the following documents:

               (i) a copy of each current Pension Plan document, including all amendments;

               (ii) a copy of the most recent summary plan description of each Pension Plan and any summaries of material modifications thereto;

               (iii) a copy of the most recent report prepared with respect thereto, if any, in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

               (iv) a copy of the three (3) most recent Forms 5500, 5500-C or 5500-R required to be filed for each Pension Plan; and

               (v) with respect to each Pension Plan that has received a determination letter from the Internal Revenue Service regarding its qualified status under Section 401(a) of the Code, a copy of the most recent Internal Revenue Service determination letter and any subsequently filed determination letter request.

          (c) To the knowledge of the Company, each Pension Plan has been operated and administered in all material respects in accordance with its terms and with ERISA and the Code.

          (d) Each Pension Plan (or its prototype) which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable letter from the Internal Revenue Service regarding its tax-qualified status.

          (e) To the knowledge of the Company, none of the Pension Plans or their fiduciaries has engaged in a non-exempt "prohibited transaction" (within the meaning of ERISA and the Code) which might, directly or indirectly, subject such Pension Plan, the Company or any Subsidiary to liability for any losses, expenses, damages, penalties or excise Taxes.

          (f) Except as set forth in SCHEDULE 4.20, neither the Company nor any Subsidiary has "withdrawn" from any Multiemployer Plan. All contributions required to be made to any Multiemployer Plan so listed have been made on or before their due dates.

          (g) Each Pension Plan that the Company, any Subsidiary or any ERISA Affiliate maintains, or to which the Company, any Subsidiary or an ERISA Affiliate is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA), is, as of the respective last annual valuation date for each such Pension Plan in compliance with Section 412 of the Code. None of such Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (h) Except as set forth in SCHEDULE 4.1.20, no Welfare Plan or Other Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary for work performed for the Company or any Subsidiary beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company and its Subsidiaries, or (iv) benefits the full premium cost of which is borne by the current or former employee (or his beneficiary)).

          (i) With respect to the employees and former employees of the Company or any Subsidiary, their spouses and their dependents, the Company and each Subsidiary is in compliance in all material respects with the notice and continuation coverage requirements of Section 4980B(f) of the Code and regulations thereunder ("COBRA").

          (j) No Welfare Plan contains any provisions expressly limiting the right of the Company or any Subsidiary to amend or terminate such Welfare Plan, and to the Company's knowledge no communications have been made to employees that would have the effect of preventing the Company or any Subsidiary from amending or terminating any Welfare Plan.

          (k) Except as set forth in SCHEDULE 4.1.20, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (l) There are no pending or, to the knowledge of the Company, anticipated or threatened claims by or on behalf of any Pension Plan, by any employee or beneficiary covered under any such Pension Plan, or otherwise involving any such Pension Plan (other than routine claims for benefits).

          4.1.21 ENVIRONMENTAL MATTERS. (a) Except as set forth or referred to in SCHEDULE 4.1.21, the Company and each Subsidiary and the properties and assets used in their respective businesses are in compliance with all applicable Environmental Laws (as defined below) and, to the knowledge of the Company, there are no circumstances of a significant nature which may materially prevent or interfere with compliance in the future. Except as set forth or referred to in SCHEDULE 4.1.21, in the last five (5) years, neither the Company nor any Subsidiary has received any communication (whether written or, to the knowledge of the Company, oral), whether from a governmental authority, citizen group, employee or otherwise, that alleges that the Company, any Subsidiary, or any of the properties or assets used in their respective businesses is not in full compliance with Environmental Laws. The Company and the Subsidiaries hold all permits, licenses, registrations and other governmental authorizations currently held by the Company or any Subsidiary pursuant to Environmental Laws (collectively, "PERMITS") necessary for the conduct of their business and operations as currently conducted prior to the Closing Date. The Company has made available to Parent and Newco the Permits. Except as set forth on
SCHEDULE 4.1.21, the Company and each Subsidiary is, and has been for the last five (5) years, in compliance with all Permits except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has been notified by any relevant governmental authority that any Permit will be modified, suspended or revoked or cannot be renewed in the ordinary course of business.

          (b) Except as set forth or referred to in SCHEDULE 4.1.21, there is no Environmental Notice (as defined below) that is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any written notice with respect to any Environmental Notice pending or threatened against any person or entity whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed, in whole or in part, to the Company or any Subsidiary.

          (c) Except as set forth or referred to in SCHEDULE 4.1.21, there are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or, formerly owned, operated or used by the Company or any Subsidiary (or, to the knowledge of the Company, any entity formerly an affiliate of the Company or any Subsidiary), including, without limitation, the release, emission, discharge or disposal of any Material into the Environment (each as defined below), that could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or any Subsidiary.

          (d) Except as set forth or referred to in SCHEDULE 4.1.21, to the knowledge of the Company, there have been no suspected or acknowledged releases of Materials at, from or onto any property adjacent to any property currently or formerly owned, operated or used by the Company or any Subsidiary (or any entity formerly an affiliate of the Company or any Subsidiary).

          (e) Without in any way limiting the generality of the foregoing, to the knowledge of the Company or any Subsidiary, (i) all underground storage tanks, and the capacity and contents of such tanks, located on property owned, leased or used by the Company or any Subsidiary are set forth or referred to in
SCHEDULE 4.1.21, (ii) except as set forth or referred to in SCHEDULE 4.1.21, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or used by the Company or any Subsidiary, (iii) except as set forth or referred to in SCHEDULE 4.1.21, no polychlorinated biphenyls (PCB's) are used or stored on any property owned, leased or used by the Company or any Subsidiary, and (iv) all locations currently or formerly owned, leased or used by the Company or any Subsidiary (or any former affiliate of the Company or any Subsidiary) at which any Material generated, used, owned or controlled by the Company or any Subsidiary or any former affiliate of the Company or any Subsidiary (or by any previous owner or operator) may have been disposed of or released into the Environment (as defined below) are set forth or referred to in SCHEDULE 4.1.21.

          (f) The Company has identified for Parent and Newco all environmental audits, assessments, inspections, or occupational health studies of which the Company has knowledge relating to the properties and assets used in the businesses or the conduct of the businesses undertaken by, or at the direction of, any governmental authority, the Company or any Subsidiary, any predecessor-in-interest or any prior potential purchaser.

          (g)  For purposes of this Agreement:

               (i) "ENVIRONMENT" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

               (ii) "ENVIRONMENTAL NOTICE" means any written notice by any person or entity alleging potential civil or criminal liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, treatment, storage, disposal, release or threatened release in or into the Environment of any Material or
     (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law or Permit provision.

               (iii) "ENVIRONMENTAL LAWS" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any governmental agency or court, relating to pollution, the protection of the Environment, or the emission, discharge, treatment, storage, disposal, release or threatened release of Materials in or into the Environment.

               (iv) "MATERIALS" means pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, as such terms are defined in any applicable Environmental Law, and includes, without limitation, petroleum products and their constituent parts.

          4.1.22 COMPANY ACTION. The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors
(i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Md GCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval in accordance with the Md GCL and resolved to recommend that stockholders of the Company vote in favor of the adoption of this Agreement, the transactions contemplated herein and the approval of the Merger.

          4.1.23 BOOKS AND RECORDS. The minute books and other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the stockholders of the Company, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, except for those occurring before March 26, 1976.

          4.1.24 DISCLOSURE. The representations and warranties by the Company and its Subsidiaries in this Agreement and the statements contained in the schedules, certificates, exhibits, instruments and other writings furnished and to be furnished by the Company and its Subsidiaries to Parent and Newco pursuant to this Agreement do not and will not contain any untrue statement of a material fact, and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

     4.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO. Parent and Newco represent and warrant to the Company as follows:

          4.2.1 NEWCO'S CORPORATE STATUS. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Parent and Newco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein and perform its obligations hereunder. Each of Parent and Newco has delivered to the Company complete and correct copies of its articles of incorporation and bylaws and all amendments thereto.

          4.2.2 AUTHORITY FOR AGREEMENT; NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by each of Parent and Newco. This Agreement has been duly executed and delivered by each of Parent and Newco and constitutes the valid, legal and binding obligation of each, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally. The execution and delivery of this Agreement by each of Parent and Newco and the consummation by each of the transactions contemplated herein do not and will not conflict with or result in any violation of or default under any provision of its respective articles of incorporation or by laws or of any material provision of note, mortgage, indenture, deed of trust, loan agreement or other agreement to which each is a party or under any other material instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either of Parent or Newco or any of their respective properties. Except as set forth on SCHEDULE 4.2.2 hereto, no Consent is required to be obtained by Parent or Newco in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, except where the failure to obtain such Consent, either individually or in the aggregate, does not have a material adverse effect on the ability of Company or Newco to consummate the transactions contemplated herein.

          4.2.3 LITIGATION. Except as set forth on SCHEDULE 4.2.3 hereto, neither Parent nor Newco has received written notice of any action, suit, proceeding or investigation pending or threatened against Parent or Newco and there are no orders, writs, injunctions or decrees currently in force which (a) could reasonably be expected, either individually or in the aggregate, to result in any material liability on the part of Parent or Newco that are not adequately covered by insurance, or (b) question the validity of this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.

          4.2.4 BROKERS; FINDERS. Neither Parent nor Newco has retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim for any brokerage or finder's commission, fee or similar compensation.

          4.2.5 BUYER'S INVESTIGATION. Each of Parent and Newco has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the merger of Newco and the Company. Parent and Newco each confirm that Parent and Newco have conducted inspections of the properties and financial and other records of the Company and the Subsidiaries and have engaged in other due diligence with respect to the Company and the Subsidiaries and their business, financial affairs, and operations. Parent and Newco have had an opportunity to ask questions of the Company, certain of the Company's Stockholders, certain employees (as requested) and the officers of the Company relating to the business, management and financial affairs of the Company and the Subsidiaries, Parent and Newco have had an opportunity to acquire such additional information and documents about the business and financial condition of the Company and the Subsidiaries as Parent or Newco has requested and all such information and documents have been received by Parent or Newco; and Parent and Newco have had an opportunity to examine all books and records of the Company and the Subsidiaries.

          4.2.6 FINANCIAL ABILITY TO PERFORM. Parent and Newco have sufficient funds, and credit arrangements or financing commitments with responsible financial institutions to deliver the aggregate Consideration described in
ARTICLE III hereof and the other amounts payable by it hereunder at the Closing and to take such other actions as may be required by it to consummate the transactions contemplated herein. Parent and Newco have provided to the Company a copy of such financing commitments pursuant to which it intends to enter into agreements (the "FINANCING AGREEMENTS") to provide Parent and/or Newco and/or the Surviving Corporation with sufficient funds to consummate the transactions contemplated herein.

          4.2.7 FINANCIAL CONDITION. Parent has heretofore delivered to the Company the audited financial statements for its operating subsidiary, Perry Graphic Communications, Inc., a Delaware corporation (the "OPERATING COMPANY") for the year ended December 31, 1996 (the "OPERATING COMPANY FINANCIALS"). The Operating Company Financials are true, correct, and complete in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition of the Operating Company at the date indicated and the results of its operations for the period indicated.

                                      ARTICLE V.

                                  CERTAIN COVENANTS

     5.1 ACCESS AND INFORMATION; CONFIDENTIALITY. The Company will give to Parent and Newco and their representatives (upon reasonable advance notice and during normal business hours) full and complete access to its properties, books, records, contracts and commitments and will furnish all such information and documents relating to its properties and business as Parent or Newco may reasonably request. Notwithstanding the foregoing, such access, investigation, analysis and evaluation of the Company by Parent and Newco shall not release the Company and its Subsidiaries from any of their respective representations, warranties, covenants or agreements contained in or contemplated by this Agreement, nor be deemed to constitute a waiver or compromise of Parent's and Newco's rights to enforce against the Company and its Subsidiaries any provision of this Agreement. Parent and Newco will furnish to the Company and its representatives all such information and documents relating to Newco and Parent as the Company may reasonably request. Each of the parties will treat, and will cause its representatives to treat, all information that is received under this SECTION 5.1, if not in the public domain, as confidential, PROVIDED that during the term of this Agreement
Parent and Newco may in good faith show any such information to any potential lender or equity participant or other advisors who first agree to treat such information as confidential. If the Closing shall not occur as contemplated hereby, Parent and Newco will return to the Company, and the Company will return to Parent and Newco, all documents containing any such information delivered to Parent and Newco or the Company and their representatives and all copies thereof.

     5.2 CONDUCT OF BUSINESS OF THE COMPANY. (a) From the date hereof to the Closing, the Company will, and will cause each Subsidiary to, (i) conduct its operations and business only in the Ordinary Course of Business, (ii) maintain and keep its properties and equipment in good repair, working order and condition, except for ordinary wear and tear, (iii) keep in full force and effect all insurance now maintained, (iv) perform in all material respects all of its obligations under all Material Contracts, (v) use commercially reasonable efforts to maintain and preserve all material Intellectual Property, (vi) use commercially reasonable efforts to maintain and preserve its business organization intact, to retain its present employees so that they may be available after the Closing, and to maintain its relationships with suppliers and customers so that they may be preserved after the Closing, (vii) maintain its books of account and records in the usual and regular manner, (viii) comply in all material respects with all laws and regulations applicable to it and to the conduct of its business, and (ix) promptly advise Parent and Newco in writing of any event or development that has, or could reasonably be expected to have, a Material Adverse Effect, including without limitation any damage, destruction or loss of any property or assets (whether or not covered by insurance) and any breach, default, termination, or any notice thereof, under any Material Contract.

          (b) In addition, from and after the date hereof, neither the Company nor any Subsidiary shall, without the prior written consent of Parent, (i) issue, sell or deliver, or agree to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, (ii) mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance, its assets, tangible or intangible, other than in the Ordinary Course of Business, (iii) dispose of any assets or properties having a fair market value, individually or in the aggregate, in excess of $50,000, or enter into any agreement or other arrangements for any such disposition, other than in the Ordinary Course of Business, (iv) declare, make, pay or set apart any sum for any dividend or other distribution to its stockholders or purchase or redeem any shares of its capital stock or any option, warrant or right to purchase any of its capital stock, or reclassify its capital stock, (v) increase the wages, salaries, compensation, pension or other benefits payable to any employee or grant any severance or termination pay (except such as shall have occurred in the Ordinary Course of Business, including normal periodic performance review and related compensation and benefit increases), or enter into any employment agreement with any officer or salaried employee which is not terminable by the employer, without cause and without penalty, upon notice of 30 days or less, (vi) forgive or cancel any material debts or claims or waive, amend, cancel or terminate any rights of material value,
(vii) incur any indebtedness for borrowed money, except in the Ordinary
Course of Business, (viii) amend its articles of incorporation or by laws,
(ix) merge or consolidate with or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business or any business organization or division thereof or (x) amend or modify any agreement, understanding, arrangement or policy respecting indemnification of its directors or officers.

     5.3 BEST EFFORTS. Each of the Company, Parent and Newco shall use its reasonable best efforts to take or cause to be taken all actions required to consummate the Merger and the other transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain prior to the Closing all necessary governmental or other third-party approvals and consents required to be obtained by them in connection therewith. In addition, the Company shall use, and cause each Subsidiary to use, its reasonable best efforts to assist Parent in obtaining or establishing all licenses, permits, benefits, plans, programs or contractual arrangements, including welfare benefit plans, necessary for the Surviving Corporation to conduct the businesses of the Company and its Subsidiaries in substantially the manner in which they were conducted prior to the Closing.

     5.4 NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to SECTION 9.1, the Company shall not directly or indirectly, through any of its officers, directors, agents, brokers (including without limitation BM&C) (a) solicit, initiate or encourage the submission of inquiries, proposals or offers (each, a "PROPOSAL") from, or engage in any discussions with, any corporation, partnership, person, or other entity or group relating to any transaction involving the sale of the assets or shares of stock of the Company or any Subsidiary, or relating to or involving any merger, consolidation or business combination involving the Company or any Subsidiary,
(b) except as customary in the Ordinary Course of Business, disclose any information to any person concerning the business and assets of the Company or any Subsidiary, or afford any person access to the properties, books and records of the Company or any Subsidiary, (c) otherwise assist any person or facilitate their efforts in connection with any of the foregoing or (d) cause or permit any Subsidiary, directly or indirectly through its officers, directors, agents, brokers (including without limitation BM&C) to do any of the foregoing. The Company shall immediately give notice to Parent and Newco upon the Company's or any Subsidiary's receipt of any written or oral Proposal, and the terms and conditions thereof, and shall consult with Parent prior to any response thereto.

     5.5 FINANCIAL INFORMATION. Prior to the Closing, the Company shall provide to Parent and Newco, as soon as such information becomes available, financial statements for the Company and its Subsidiaries for each accounting period of the Company, and such other financial information as Parent and Newco may reasonably request. Such financial statements shall be prepared in the same form and in accordance with the same conditions as the Unaudited Interim Financial Statements.

     5.6 AUTHORIZATION OF AGREEMENT AND MERGER. As promptly as practicable after the date hereof, the Company shall take all necessary and appropriate corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated herein by the Company, and the consummation of the Merger, including without limitation using its best efforts to solicit and obtain the consent of its stockholders thereto. The materials submitted to the Company's stockholders shall be subject to review and approval by Parent and Newco, and shall include without limitation, information regarding the Company, the terms of the Merger and this Agreement, the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, the existence and procedures for exercise of stockholders' dissenters' rights and all other information required under applicable law.

     5.7 HSR NOTIFICATION. As soon as practicable, the Company and Newco will file, or cause to be filed by their appropriate parent entities, with the Federal Trade Commission and with the Antitrust Division of the Department of Justice the notification and documentation material required to be filed under the HSR Act, in connection with the Merger of the Company and Newco pursuant to this Agreement. Thereafter, the parties will promptly file any additional information requested as soon as practicable after receipt of a request for additional information and will use all reasonable efforts to obtain early termination of the applicable waiting period under said Act.

     5.8 TREATMENT OF EMPLOYEES. Parent shall (i) give each employee of the Company and the Subsidiaries credit for all past service for all purposes (including for purposes of determining eligibility, vesting, computation of Benefits and any applicable waiting and entitlement periods) and (ii) waive any pre-existing condition restricting benefits in connection with its employee benefit plans to the same extent as if such employees had been employees of Parent during the times of their respective employment by the Company or the Subsidiaries, as the case may be.

     5.9 PORT CITY PRESS. Parent shall cause the Surviving Corporation to hold as a subsidiary of the Surviving Corporation, and shall cause the Surviving Corporation to operate, Port City Press for a reasonable period of time following the Closing Date sufficient to evaluate the business conducted by Port City Press, and shall provide to Port City Press working capital and management support at a level which is at least consistent with the current operations of Port City Press prior to the Closing.

     5.10 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.   Parent or
the Surviving Corporation shall purchase a "tail" which extends the discovery period under the Company's existing officers' and directors' liability insurance issued by National Union Fire Insurance Company of Pitts., Pa., Policy Number 484-57-42 ("D&O POLICY") for a period of not less than three years after the Effective Time. The Company has heretofore furnished a copy of the D & O Policy to Parent.

     5.11 POST-CLOSING OPERATIONS OF THE COMPANY.    (a)   Without limiting
the generality or specificity of any provision of this Agreement, Parent agrees that it shall cause the Surviving Corporation after the Closing Date to:

               (i) Continue in effect any leases relating to vehicles under lease ("Auto Leases") and made available to the employees listed in
     SCHEDULE 5.11 hereto for either the duration of such Auto Lease or until the termination of such employee's employment by the Surviving Corporation or a Subsidiary, whichever first occurs, and upon either such event, the employee shall have the right to buy out the lease or purchase the vehicle, as the case may be, in accordance with the terms and conditions of the applicable Auto Lease or the plan under which such Auto Lease was written. In the case of Mari-Ane Fowler, the Surviving Corporation shall continue at the level immediately prior to the Closing Date the payments being made in lieu of providing a vehicle under lease for the same period, as set forth on SCHEDULE 5.11.

               (ii) Continue in effect the monthly payments of unfunded pension benefits to the three retired Judd & Detweiler employees for their respective lives (an aggregate of $3,600 per year for the three employees) and to Victoria Manning ("Manning") through February 28, 1998, which is the date on which the Company's obligation to Manning expires (a total of $2,252.64 per year).

               (iii) Continue in effect through December 31, 1997 the Company's Pension Plan and its 401(k) Plan for all eligible employees and to make all contributions for calendar year 1997 required to be made by the Company thereunder and to match employee contributions as required by such plans.

               (iv) Continue in effect through December 31, 1997 the Company's Profit Sharing, Management Incentive Bonus, and Christmas Bonus plans in accordance with the terms, conditions and eligibility requirements in effect for each such plan at the date of this Agreement, including without limitation the funding by the Company under each such plan. Without limiting the generality of the foregoing, the Christmas Bonus will be paid to each eligible employee at its normal time; distribution of amounts, if earned, for Profit Sharing and under the Management Incentive Bonus Plan shall be made to eligible individuals not later than March 15, 1998, and any employee terminating employment after the Merger has occurred but prior to actual distribution of any such amount to which such employee may have become entitled shall receive the employee's full share under such plan as if such person had been employed on December 31, 1997. The amounts to be distributed and the persons to whom such amounts will be distributed under each such plan shall be determined jointly by the Surviving Corporation and by Judd's Compensation Committee ("Compensation Committee") as constituted as of the date of this Agreement, of which John J. Broderick is Chairman, whether or not the persons on the Compensation Committee are employed by the Surviving Corporation or any Subsidiary on March 15, 1998.

               (v) Continue in effect through December 31, 1997 the Company's Sales Incentive Plans for sales persons for Judd's, Shenandoah Valley Press, and Port City Press, and any such sums earned by such persons who are employed as of the Closing Date shall be paid not later than March 15, 1998, regardless of whether such persons are employed by any of such entities on December 31, 1997.

          (b) If the Merger has not occurred prior to December 31, 1997, Parent agrees that it will not assert that it is excused from performing under this Agreement as a result of the Company taking actions as may be appropriate to accomplish and perform any of the foregoing or to obligate the Surviving Corporation for comparable periods of time.

                                     ARTICLE VI.

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF PARENT AND NEWCO

          All obligations of Parent and Newco to consummate the Merger under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing (at which the Effective Time is scheduled by the parties to occur), of each of the following conditions, any one or more of which may be waived by Parent and Newco in writing.

     6.1 STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been submitted to a vote of the Company's stockholders entitled to vote thereon at a meeting of such stockholders called for such purpose, in accordance with the Md GCL (including, without limitation, SECTIONS 3-201 ET SEQ. thereof respecting dissenting stockholders' rights) and with the Articles of Incorporation, as amended, and the By-Laws of the Company and shall have been approved and adopted by the holders of the requisite number of shares of the Company Common Stock under such applicable law and the Articles of Incorporation, as amended, and By-Laws of the Company, and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and other transactions contemplated hereby shall have been duly and validly taken, and the Company shall have full corporate power and authority to consummate the Merger and perform this Agreement on the terms provided herein.

     6.2 CONSENTS. (a) Other than Consents that if not obtained could not reasonably be expected to have a Material Adverse Effect, all of the Consents identified or referred to on SCHEDULE 4.1.18 and any other Consents necessary for the consummation of the transactions contemplated by this Agreement by the Company shall have been obtained.

          (b) Without limiting the generality of the foregoing, the pre-merger filing and waiting period requirements applicable to the Merger under the HSR Act shall have expired or shall have been terminated.

     6.3 REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Company contained in this Agreement and any Schedule or Annex hereto or instrument, certificate, or agreement delivered to Parent or Newco pursuant hereto will be true and correct at and as of the Closing Date as if made on and as of such date and time, other than any such representations and warranties which are made as of a specific date, which shall be true and correct at and as of such date, in each case except to the extent affected by the transactions contemplated hereby or to the extent that the breach thereof could not reasonably be expected to have a Material Adverse Effect, and the Company shall have delivered to Parent a certificate to such effect signed, on behalf of the Company, by the President and the Chief Financial Officer of the Company.

     6.4 PERFORMANCE BY THE COMPANY. Each of the obligations of the Company to be performed by it on or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or prior to the Closing, and the Company shall have delivered to Parent a certificate to such effect signed, on behalf of the Company, by the President and the Chief Financial Officer of the Company.

     6.5 FUNDED INDEBTEDNESS. Parent shall have received a true, correct, complete and executed Certificate of Indebtedness, as required under SECTION 3.3(b) hereof.

     6.6 ESCROW AGREEMENT. The requisite parties shall have executed and delivered the Escrow Agreement.

     6.7 EXCHANGE AGREEMENT. The requisite parties shall have executed and delivered the Exchange Agreement.

     6.8 OPINION OF COUNSEL. Parent and Newco shall have received a favorable opinion, addressed to Parent and Newco and dated the Closing Date of the Merger, of Berliner, Corcoran & Rowe, L.L.P., special counsel to the Company, in form and substance reasonably satisfactory to them.

     6.9 MISCELLANEOUS. The Company shall deliver to Parent and Newco such other certificates, instruments and other documents as are reasonably requested by Parent and Newco.

     6.10 NO PROCEEDING OR LITIGATION. No action, suit, proceeding or investigation shall have been commenced, nor any law, rule or regulation enacted, which questions or challenges the validity of this Agreement, of any action taken or to be taken in connection herewith, the consummation of the transactions contemplated herein or imposing damages or relief in connection with any of the foregoing.

     6.11 DEMANDS OF DISSENTING STOCKHOLDERS. There shall not be any written demands or objections made under SECTIONS 3-202 and 3-203 of the Md GCL which have not been withdrawn or otherwise have become ineffective under the Md GCL by persons holding in the aggregate more than five percent (5%) of the shares of the Common Stock outstanding immediately prior to Closing.

     6.12 INFORMATION; NO ADVERSE CHANGE. (a) The Company shall have provided to Parent and Newco, such financial statements, plans of operation, cash flow analyses, projections, and other financial information with respect to the Company and any Subsidiary as are reasonably requested by Parent and Newco.

          (b) Since the date of the Interim Balance Sheet, there shall not have been any event, occurrence or development with respect to the Company, Shenandoah Valley Press or Port City Press having, or which could reasonably be expected to have, a Material Adverse Effect.

                                     ARTICLE VII.

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                                      OF COMPANY

          All obligations of the Company to consummate the Merger and the other transactions contemplated under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time of the Closing (at which the Effective Time is scheduled by the parties to occur), of each of the following conditions, any one or more of which may be waived by the Company in writing. Obtaining financing to consummate the Transaction shall not be a condition to performance under this Agreement.

     7.1 STOCKHOLDER APPROVALS. This Agreement and the Merger shall be submitted to a vote of the Company's stockholders entitled to vote thereon at a meeting of such stockholders called for such purpose, in accordance with the Md. Code (including, without limitation, SECTIONS 3-201 ET SEQ. respecting dissenting stockholders' rights) and with the Articles of Incorporation, as amended, and ByLaws of the Company and shall have been approved and adopted by the holders of the requisite number of shares of the Company Common Stock under such applicable law and the Articles of Incorporation, as amended, and By-Laws of the Company, and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and other transactions contemplated hereby shall have been duly and validly taken, and the Company shall have full corporate power and authority to consummate the Merger on the terms provided herein.

     7.2 CONSENTS. (a) All Consents listed on SCHEDULE 4.2.2 and any other Consent necessary for the consummation by Parent and Newco of the transactions contemplated by this Agreement shall have been obtained.

          (b) Without limiting the generality of the foregoing, the pre-merger filing and waiting period requirements applicable to the Merger under the HSR Act shall have expired or shall have been terminated.

     7.3 REPRESENTATIONS AND WARRANTIES TRUE. At the Effective Time, the representations and warranties of Parent and Newco contained in this Agreement or any Schedule or Annex hereto or any certificate delivered to the Company pursuant hereto or otherwise made in writing to the Company in connection with the transactions contemplated hereby will be true and correct in all material respects at and as of such date and time as if made on and as of such date and time, other than any such representations and warranties which are make as of a specified date, which shall be true and correct in all material respects at and as of such date, in each case, except to the extent affected by the transactions contemplated hereby and except to the extent waived by the Company, at the Effective Time, each of Parent and Newco shall have delivered to the Company a certificate to such effect signed, on behalf of Parent, by the President and Chief Financial Officer of Parent, and, on behalf of Newco, by an authorized officer of Newco.

     7.4 PERFORMANCE BY PARENT AND NEWCO. Each of the obligations of Parent and Newco to be performed by them on or before the Effective Time (as the case may be) pursuant to the terms of this Agreement shall have been duly performed in all material respects at the Effective Time (as the case may be), except to the extent waived by the Company and, at the Effective Time, each of Parent and Newco shall have delivered to the Company a certificate to such effect signed, on behalf of Parent, by the President and Chief Financial Officer of Parent and, on behalf of Newco, by an authorized officer of Newco.

     7.5 ESCROW AGREEMENT. The requisite parties shall have executed and delivered the Escrow Agreement.

     7.6 EXCHANGE AGREEMENT. The requisite parties shall have executed and delivered the Exchange Agreement.

     7.7 OPINION OF COUNSEL. The Company shall have received a favorable opinion, addressed to it and dated the Effective Time, of Brobeck, Phleger & Harrison, LLP, counsel for Newco and Parent, in form and substance reasonably satisfactory to it.

     7.8 NO PROCEEDING OR LITIGATION. No action, suit, proceeding or investigation shall have been commenced which questions the validity of this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.

                                    ARTICLE VIII.

                                   INDEMNIFICATION

     8.1 LIMITED RESPONSIBILITY FOR COMPANY WARRANTIES. The representations, warranties, covenants and agreements of the Company set forth in SECTION 4.1 hereof (including the confirmation thereof at the Closing pursuant to SECTION
6.3 hereof) and in any Schedule, certificate, document, instrument or other agreement delivered by the Company or any Subsidiary pursuant hereto (the "COMPANY WARRANTIES" and individually a "COMPANY WARRANTY") are not and shall not be deemed to be representations and warranties of the Stockholders. In the event of breach of any one or more of the Company Warranties, any liability and responsibility therefor shall be limited to the Indemnity Escrow Amount and the Additional Escrow Amount as and to the extent provided herein and shall be on the terms and conditions and within the limitations provided in SECTION 8.2 hereof.

     8.2 INDEMNIFICATION OF PARENT. (a) Subject to the terms, conditions and limitations hereinafter provided in this SECTION 8.2, the Stockholders, by virtue of the approval of the Merger, and without the further act of any Stockholder, hereby agree to indemnify, defend and hold harmless Parent and the Surviving Corporation from and against any Loss, as hereinafter defined, and agree to pay to Parent and the Surviving Corporation from the Indemnity Escrow Fund or the Additional Escrow Fund as provided herein and only therefrom the amount of any Loss. As used herein, "LOSS" means any and all losses, damages, liabilities, claims, actions, suits, proceedings, penalties, fines and all other expenses, including without limitation the costs of defense thereof (including reasonable attorneys' fees and disbursements), suffered or incurred by Parent or the Surviving Corporation or any of their respective shareholders, officers, directors or agents by reason of or arising out of (i) the breach of any Company Warranty (other than the Company Warranty set forth in SECTION 4.1.24, which shall not survive the Closing), such breach being determined for purposes of this ARTICLE VIII without regard to any materiality or Material Adverse Effect qualification set forth in such Company Warranties (as if such qualifications were not part of such Company Warranties), and with respect to the Company Warranties set forth in SECTION 4.1.21, without regard to the matters set forth on SCHEDULE 4.1.21 (as if such Schedule were not part of this Agreement), or
(ii) the breach of any covenant or agreement made by the Company in this Agreement (together with breaches under SUBSECTION (i) a "COMPANY BREACH"), but subject to each and all of the terms, conditions and limitations set forth in this ARTICLE VIII.

          (b) The obligation of the Stockholders to indemnify Parent and the Surviving Corporation pursuant to this SECTION 8.2 shall be limited in each of the following respects:

               (i) In the event of a breach of the Company Warranty set forth in
     SECTION 4.1.2, the Surviving Corporation and Parent shall in good faith seek recovery for their Losses under the D&O Policy, provided, however, that the Surviving Corporation and Parent shall not be required to initiate or pursue any legal action to seek such recovery. To the extent that the Surviving Corporation and Parent have not recovered their Losses under the D&O Policy, forty-five cents of each dollar of Loss shall be paid to the Surviving Corporation or Parent, as the case may be, from each of the Additional Escrow Fund and the Indemnity Escrow Fund (it being understood that the Surviving Corporation and Parent shall not be entitled to any indemnity with respect to ten cents of each dollar of Loss arising out of a breach of the Company Warranty set forth in SECTION 4.1.2) until such time as the amount then remaining in the Indemnity Escrow Fund shall have been fully disbursed, or reserved in respect of a claim with respect to one or more other Company Breaches or other claims which may be made against the Indemnity Escrow Fund pursuant to this Agreement, in which case any remaining Loss shall be paid from the amount then remaining in the Additional Escrow Fund. In the event of any Loss as a result of any other Company Breach, the amount finally determined to be due to Parent or the Surviving Corporation as provided in SECTION 8.3 hereof shall be paid solely from the amount then remaining in the Indemnity Escrow Fund.

               (ii)  The amount required to be held in the Indemnity Escrow
     Fund and the Additional Escrow Fund shall be reduced by one-third of the Indemnity Escrow Amount and the Additional Escrow Amount on each of the first three anniversary dates of the Closing Date less the aggregate Losses claimed with respect to Company Breaches as to which Parent and/or the Surviving Corporation shall have in good faith given the Stockholders (or their duly authorized agent(s) or representative(s)) written notice specifying the Company Warranty or Warranties or covenant or agreement alleged to have been breached by reference to a specific subsection or subsections of this Agreement and/or the relevant Schedule, certificate, document, instrument or other agreement, together with a description in reasonable detail of the nature and basis of the asserted breach (a "Notice of Claim"), and against which a claim can be made by virtue of the terms hereof that has not been resolved.

               (iii) Notwithstanding the foregoing, other than with respect to a breach of the Company Warranty set forth in SECTION 4.1.2, no indemnification shall be due from either the Indemnity Escrow Fund or the Additional Escrow Fund with respect to the first Two Hundred Fifty Thousand Dollars ($250,000) of aggregate Losses (the "Deductible Amount") resulting from one or more Company Breaches, provided that no Loss in connection with a separate claim of less than Twenty Five Hundred Dollars ($2,500) shall count against the Deductible Amount.

               (iv) Unless a Notice of Claim with respect to the breach of any Company Warranty is made by Parent and received by the Stockholder Committee in accordance with the provisions of Section 8.3 prior to the first anniversary of the Closing Date, neither Parent nor the Surviving Corporation shall have any claim for any Loss resulting from a breach of such Company Warranty, except that a Notice of Claim may be made for a Loss arising in respect of the Company Warranties set forth in SECTIONS 4.1.2,
     4.1.11 AND 4.1.21 provided it is received by the Stockholder Committee at any time prior to the third anniversary of the Closing Date.

               (v) The Indemnity Escrow Fund and the Additional Escrow Fund shall be the sole means of providing funds pursuant to this SECTION 8.2. Parent's recourse for Company Breaches shall be limited to the amount then remaining in the Indemnity Escrow Fund and the Additional Escrow Fund and available under the terms hereof with respect to the Loss claimed, and the Stockholders shall never have personal liability for any obligation of the Company under this Agreement.

     8.3 NOTICE OF CLAIM; RIGHT TO DEFEND. If a third party commences any action, suit or proceeding or asserts any claim, demand or assessment (hereinafter individually or collectively referred to as a "THIRD PARTY CLAIM") in respect of which Parent claims or proposes to claim a Loss, the Stockholder Committee shall be given prompt notice thereof by Parent. Thereafter, Parent shall furnish to the Stockholder Committee, in reasonable detail, such information as it may have with respect to such claim, action, suit or proceeding, including copies of any summons, complaint, or other pleading which may have been served or any written claim, demand, invoice, billing or other document evidencing or asserting the same. Parent shall designate in writing all information and documents which it furnishes to the Stockholder Committee pursuant to this SECTION 8.3 as being with respect to a claim, action, suit or proceeding under this SECTION 8.3. The Stockholders shall have the right, acting through the Stockholder Committee, subject to the provisions of this SECTION 8.3, to assume control of the defense, compromise or settlement thereof if (a) the amount of the Third Party Claim does not exceed the then remaining amount in the Indemnity Escrow Fund and/or the Additional Escrow Fund, as the case may be, against which a claim may be asserted under SECTION 8.2(b) hereof, and (b) the Stockholder Committee acknowledges the intention of the Stockholders to so defend by written notice to Parent within twenty (20) days after receipt of the notice of the Third Party Claim. Parent shall be entitled to defend such claim until it receives such notice. If the Stockholders are entitled to assume such defense and control and elect to do so, (i) the defense against the Third Party Claim shall be conducted by the Stockholder Committee, at the expense of the Stockholders, with counsel selected by the Stockholder Committee and reasonably satisfactory to Parent, (ii) Parent shall be entitled to participate in (but not control) such defense with its counsel and at its expense, (iii) the Stockholder Committee shall keep Parent fully advised as to the conduct of the defense if Parent has chosen not to participate in the defense, and (iv) no compromise or settlement shall be agreed to or made without Parent's written consent, which shall not be unreasonably withheld, delayed or conditioned. If the Stockholders elect to assume control of the defense, but fail to defend against the Third Party Claim as aforesaid, Parent may assume control of the defense and settle the Third Party Claim at the Stockholders' expense (up to then remaining amount in the Indemnity
Escrow Fund and/or the Additional Escrow Fund, as the case may be).

          If the Stockholders do not elect, or do not have the right, to assume control of the defense, (x) Parent shall conduct the defense, with counsel selected by Parent and reasonably satisfactory to the Stockholder Committee, (y) the Stockholders, acting through the Stockholder Committee, shall be entitled to participate in (but not control) such defense at their expense, and (z) Parent shall keep the Stockholder Committee fully advised as to its conduct of such defense, if the Stockholders have chosen not to participate in the defense. Parent shall be free to compromise or settle such claim unless the Stockholder Committee within ten (10) days after receipt of notice of the proposed compromise or settlement admits in writing that the full amount of such claim if adversely determined shall constitute a Loss for which indemnity shall be due to Parent hereunder. If such admission is made, no compromise shall be agreed to or made without the written consent of the Stockholder Committee, which shall not be unreasonably withheld.

     8.4 ACTION BY COMPANY STOCKHOLDERS. For purposes of this ARTICLE VIII, a majority in interest of members of the Stockholder Committee, measured by the number of shares of the Company Common Stock held by them on the date hereof, shall be entitled to make all decisions required pursuant to this Article VIII and to take any actions so determined and bind thereby all of the Company Stockholders. No bond shall be required of the Stockholder Committee, and the Stockholder Committee shall not receive any compensation for services rendered. A decision, act, consent or instruction of the Stockholder Committee shall constitute a decision of all of the Stockholders on the matters referred to in this ARTICLE VIII and shall be final, binding and conclusive upon each of the Stockholders, and the Escrow Agent, Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Stockholder Committee as being the decision, act, consent or instruction of each and every Stockholder. The Escrow Agent, Parent and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by them in accordance with any such decision, act, consent or instruction of the Stockholder Committee.

     8.5 SOLE AND EXCLUSIVE REMEDY. The provisions for indemnification as provided in this ARTICLE VIII shall constitute Parent's and the Surviving Corporation's sole and exclusive remedy for any Losses sustained by Parent or the Surviving Corporation or any of their respective shareholders, officers, directors or agents and shall be limited as provided in this ARTICLE VIII.

     8.6 INDEMNIFICATION OF STOCKHOLDERS. Parent shall indemnify, defend, and hold the Stockholders harmless from and against any claims, expenses, damages, liabilities, losses, and expenses (including reasonable attorney's fees and disbursements) by reason of, or arising out of the breach of any representation, warranty or covenant of Parent or Newco contained in this Agreement or the conduct of the business and operations of the Company or the Subsidiaries after the Effective Time. The Stockholder Committee shall act for the Stockholders with respect to any such claim for indemnification and the provisions of SECTION
8.3 shall apply thereto except that the references to the parties shall be reversed as appropriate.

                                     ARTICLE IX.

                                    MISCELLANEOUS

     9.1 TERMINATION. This Agreement may be terminated, by written notice by the terminating party to the other parties, at any time prior to the Effective Time, whether before or after approval by the Company's Stockholders or authorization by the shareholders of Newco:

          (a)  by mutual consent of Newco and the Company; or

          (b) by Newco if any of the conditions set forth in ARTICLE VI hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become incapable of fulfillment, or Newco shall have learned of any misrepresentation of a material fact which has a material adverse effect on the Company and its Subsidiaries taken as a whole, and any of the foregoing shall not have been waived by Newco; or

          (c) by the Company if any of the conditions set forth in ARTICLE VII hereof shall not have been fulfilled on or prior to the date specified for fulfillment thereof, or shall have become incapable of fulfillment, or the Company shall have learned of any misrepresentation of a material fact, and any of the foregoing shall not have been waived by the Company; or

          (d) by the Company or by Parent if the Effective Time has not occurred on or before December 12, 1997, unless such failure so to consummate the merger shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof; provided, however, that the December 12, 1997 date specified herein shall be extended to December 17, 1997 if BT Alex Brown Incorporated shall have entered into a purchase agreement with respect to at least $100,000,000 of senior subordinated notes of Parent (the "NOTE OFFERING"), that is scheduled to close on or before December 17, 1997.

If this Agreement is terminated in accordance with the foregoing provisions, all further obligations of the parties hereunder shall terminate, except that nothing herein will relieve any party from liability for any breach of this Agreement which gave rise to such termination.

     9.2  [Intentionally Omitted.]


     9.3 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and is entitled to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Parent, Newco and the Company and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     9.4 EXPENSES. Except as otherwise provided in this Agreement, the Company shall assume and bear all expenses, costs and fees incurred or assumed by the Company Stockholders hereto and the Company in the preparation and execution of this Agreement and compliance herewith, and Parent shall assume and bear all expenses, costs and fees incurred or assumed by Newco and Parent in the preparation and the execution of this Agreement and compliance herewith, in each case whether or not the merger provided for herein shall be consummated.

     9.5 PUBLIC ANNOUNCEMENTS. Except as may otherwise be required by law, neither Parent nor Newco shall, directly or indirectly, make or cause to be made any public announcement or issue any notice in any form with respect to this Agreement or the transactions contemplated herein without the prior written consent of the Company, and none of the Company or any Subsidiary shall, directly or indirectly, make or cause to be made any public announcement or issue any notice in any form with respect to this Agreement or the transactions contemplated herein without the prior written consent of Parent.

     9.6 ASSIGNMENT; SUCCESSORS. This Agreement shall not be assigned by any party hereto without the prior written consent of all of the other parties; provided, however, that Parent and the Surviving Corporation may assign this Agreement as collateral to the financial institutions providing the financing or the refinancing of the senior credit facilities funding the transactions contemplated hereby. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto.

     9.7 AMENDMENT AND MODIFICATION; WAIVERS. This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     9.8 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by telecopier, telex (with confirmation copy by any other means herein provided) or registered or certified mail, postage prepaid, if to the Company at the following address:

          Judd's Incorporated
          1500 Eckington Place, N.E.
          Washington, D.C.  20002
          Attention:  John Broderick
          FAX No. 202-636-9509

with copies to:

          Berliner, Corcoran & Rowe, LLP
          1101 17th Street, N.W., Suite 1100
          Washington, D.C.  20036
          Attention: Richard Landfield
          FAX No. 202-293-9035

if to Newco or Parent at:

          Perry Graphic Communications
          575 West Madison Street
          Madison, Wisconsin  53594
          Attention: Craig Hutchison
          FAX No. 414-478-1511

with a copy to:

          Novamil Corporation
          1172-B Nicole Court
          Glendora, California  91740
          Attention:  Thomas V. Bressan
          FAX No. 909-599-8391

and to:

          Brobeck, Phleger & Harrison LLP
          550 South Hope Street
          Los Angeles, California  90071
          Attention:  Kenneth R. Bender, Esq.
          FAX No.  (213) 239-1324
and if to the Stockholder Agents or the Stockholder Committee at:

          John J. Broderick
          21125 Golf Estates Drive
          Laytonsville, Maryland  20882
          FAX No. 301-926-3461

or, in each case, at such other address as may be specified in writing, but no such change shall be deemed to have been given until it is actually received by the parties sought to be charged with its contents. All notices and other communications given hereunder shall be effective upon delivery if delivered personally or sent by telecopier or telex and if delivered by mail shall be effective three business days after deposit in the United States mail.

     9.9 FURTHER ASSURANCES; RECORDS. (a) Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement. Each party shall provide the other party or parties with access to all relevant documents and other information pertaining to the Company and the Subsidiaries which are needed by such other party or parties for the purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose. Such access will be during normal business hours and not subject to time limitations, except as provided below. Further, for a period extending three years after the Effective Time, Newco shall not destroy or otherwise dispose of any records of the Company or the Subsidiaries, or permit the Company or the Subsidiaries to do so, relating to the period prior to Newco's merger with the Company. After such three-year period until six years after the Effective Time, Newco may destroy or otherwise dispose of (or permit the Company or the Subsidiaries to destroy or other dispose of) such records if Newco, the Company or the Subsidiary shall have first offered in writing to surrender such records to the members of the Stockholder Committee and no such person shall have agreed in writing to take possession thereof during the thirty-day period after such offer is made. After such six-year period Newco may destroy or otherwise dispose of such records and may permit the Company or the Subsidiaries to destroy or otherwise dispose of such records.

          (b) The Company shall cooperate with Parent and Newco in connection with the Note Offering, including, without limitation, providing Parent and Newco and their representatives with access to such personnel, documents and other information, in each case as may be reasonably requested in connection therewith.

     9.10 HEADINGS; ENTIRE AGREEMENT; COUNTERPARTS; GOVERNING LAW. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, together with the Schedules, Annexes and Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the law of the State of New York (other than the law governing conflict of law questions).

     IN WITNESS WHEREOF, the parties have duly executed this Plan and Agreement of Merger as of the date first above written.

                                   NAOMI ACQUISITION CORP.



                                   By: /s/ Thomas V. Bressan
                                       -------------------------------
                                   Name:    Thomas V. Bressan
                                          ----------------------------
                                   Title:  Vice President & Secretary
                                          ----------------------------

                                   PPC HOLDINGS, INC.



                                   By: /s/ Thomas V. Bressan
                                       ------------------------------
                                   Name:  Thomas V. Bressan
                                         ----------------------------
                                   Title:  Secretary
                                          ---------------------------


                                   JUDD'S, INCORPORATED


                                   By: /s/ John J. Broderick
                                       ------------------------------
                                   Name:   John J. Broderick
                                         ----------------------------
                                   Title:  President
                                          ---------------------------

                                       GUARANTY

     In order to induce Judd's, Incorporated (the "Company") to enter into the above Plan and Agreement of Merger dated as of October 17, 1997 (the "Agreement") with PPC Holdings, Inc. ("Parent") and Newco ("Newco"), and in consideration of the benefits and advantages to be derived from the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Perry Graphic Communications, Inc., a Delaware corporation ("Perry"), hereby unconditionally and irrevocably guarantees to the Company and its Stockholders the due and punctual performance of and compliance with each and every covenant, term and condition contained in the Agreement to be performed or complied with by Parent and Newco in accordance with the terms of the Agreement. Such guaranty is an absolute, unconditional, primary, present and continuing guaranty of performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to enforce performance or compliance by Parent or Newco or upon any other action, occurrence, event or circumstance whatsoever.
 Upon any default by Parent or Newco punctually to perform or comply with any covenant, term or condition under the Agreement to be performed or complied with by Parent or Newco, Perry will promptly perform or comply therewith or cause the same to be performed or complied with. Upon consummation of the transactions contemplated by the Agreement at the Effective Time (as defined in the Agreement), this guaranty shall terminate and be of no force and effect.

     IN WITNESS WHEREOF, this Guaranty has been duly executed by Perry as of the 17th day of October 1997.

                                      PERRY GRAPHIC COMMUNICATIONS, INC.


                                      By: /s/ Thomas V. Bressan
                                          -------------------------------
                                      Its:

                                       ANNEX I

In addition to the words and terms elsewhere defined in the Agreement, the following words and terms as used in this Agreement shall have the following meanings, unless the context or use indicates another or different meaning or intent:

     ADDITIONAL ESCROW AMOUNT:  the meaning specified in SECTION 3.3(a).

     ADDITIONAL ESCROW FUND:  the meaning specified in SECTION 3.3(a).

     ADJUSTED TARGET WORKING CAPITAL:  the meaning specified in SECTION 3.4(b).

     ADJUSTED WORKING CAPITAL:  the meaning specified in SECTION 3.4(a).

     ADJUSTMENT AMOUNT:  the meaning specified in SECTION 3.4(a).

     ADJUSTMENT ESCROW AMOUNT:  the meaning specified in SECTION 3.3(a).

     ADJUSTMENT ESCROW FUND:   the meaning specified in SECTION 3.3(a).

     AGGREGATE DISSENTING SHARES AMOUNT:  the meaning specified in SECTION
3.3(a).

     AGREEMENT:  the meaning specified in the introductory paragraph.

     AMENDED ARTICLES:  the meaning specified in SECTION 2.1.

     AMENDED BYLAWS:  the meaning specified in SECTION 2.1

     BENEFIT PLANS:  the meaning specified in SECTION 4.1.17.

     BM&C:  the meaning specified in SECTION 4.1.12.

     CERTIFICATE OF INDEBTEDNESS:  the meaning specified in SECTION 3.3(b).

     CERTIFICATE OF MERGER:  the meaning specified in SECTION 1.1.

     CLOSING AND CLOSING DATE:  the meanings specified in SECTION 1.3.

     CLOSING BALANCE SHEET:  the meaning specified in SECTION 3.5(b).

     COBRA:  the meaning specified in SECTION 4.1.21(i).

     CODE:  the meaning specified in SECTION 4.1.11(a).

     COMPANY:  the meaning specified in the introductory paragraph.

     COMPANY BREACH:  the meaning specified in SECTION 8.2(a).

     COMPANY COMMON STOCK:  the meaning specified in the Recitals.

     COMPANY TRANSACTION EXPENSES: all expenses and other amounts incurred or accrued by the Company and the Company Stockholders in connection with the initiation, negotiation, consummation and performance of this Agreement, the Merger and all other transactions contemplated herein, including without limitation, the fees and expenses of advisors, consultants, accountants, lawyers, investment bankers, brokers, agents and other professionals, including the fee payable to BM&C.

     COMPANY WARRANTIES:  the meaning specified in SECTION 8.1.

     CONSENT:  the meaning specified in SECTION 4.1.19.

     CONSTITUENT CORPORATION: the meaning specified in the introductory paragraph.

     DISSENTING SHARES:  the meaning specified in SECTION 3.8.

     D & O POLICY:  the meaning specified in SECTION 5.10.

     EFFECTIVE TIME:  the meaning specified in SECTION 1.1.

     ENCUMBRANCE:  the meaning specified in SECTION 4.1.7.

     ENVIRONMENT:  the meaning specified in SECTION 4.1.22(g).

     ENVIRONMENTAL LAWS:  the meaning specified in SECTION 4.1.22(g).

     ENVIRONMENTAL NOTICE:  the meaning specified in SECTION 4.1.22(g).

     ERISA:  the meaning specified in SECTION 4.1.21(A).

     ERISA AFFILIATE:  the meaning specified in SECTION 4.1.21(a).

     ESCROW AGENT:  the meaning specified in SECTION 3.3(c.

     ESCROW AGREEMENT:  the meaning specified in SECTION 3.3(c).

     ESCROW AMOUNTS:   the meaning specified in SECTION 3.3(a).

     ESTIMATED ADJUSTMENT AMOUNT:  the meaning specified in SECTION 3.4(b).

     EXCHANGE AGENT:  the meaning specified in SECTION 3.6(a).

     FINANCIAL STATEMENTS:  the meaning specified in SECTION 4.1.4(a).

     FINANCING AGREEMENTS:  the meaning specified in SECTION 4.2.5.

     FUNDED INDEBTEDNESS:  the meaning specified in SECTION 3.3(b).

     GOVERNMENTAL AUTHORIZATIONS:  the meaning specified in SECTION 4.1.10.

     HSR ACT:  the meaning specified in SECTION 4.1.19.

     INDEMNITY ESCROW ACCOUNT:  the meaning specified in SECTION 8.2(b).

     INDEMNITY ESCROW AGREEMENT:  the meaning specified in SECTION 8.2(b).

     INDEMNITY ESCROW AMOUNT:  the meaning specified in SECTION 3.3(a).

     INDEMNITY ESCROW FUND:  the meaning specified in SECTION 3.3(a).

     INDEPENDENT ACCOUNTANT:  the meaning specified in SECTION 3.5(b).

     INTELLECTUAL PROPERTY:  the meaning specified in SECTION 4.1.17(c).

     INTERIM BALANCE SHEET:  the meaning specified in SECTION 4.1.4(b).

     KNOWLEDGE: with respect to an individual making a representation to his or her "knowledge" or having "knowledge," those facts and circumstances personally known by such individual; and with respect to an entity making a representation to its "knowledge" or having "knowledge," those facts and circumstances personally known by any officer or director of such entity identified on ANNEX II attached hereto.

     LIMITATION DATE:  the meaning specified in SECTION 8.2(b)(i).

     LOSS:  the meanings specified in SECTION 8.2(a).

     MATERIALS:  the meaning specified in SECTION 4.1.22(g).

     MATERIAL ADVERSE EFFECT:  the meaning specified in SECTION 4.1.1(a).

     MATERIAL CONTRACTS:  the meaning specified in SECTION 4.1.16.

     MD GCL:  the meaning specified in SECTION 1.1.

     MERGER:  the meaning specified in the Recitals.

     MULTIEMPLOYER PLAN:  the meaning specified in SECTION 4.1.21(a).

     NEWCO:  the meaning specified in the introductory paragraph.

     NEWCO COMMON STOCK:  the meaning specified in the Recitals.

     NOMINAL AGGREGATE PER SHARE CASH AMOUNT:  the meaning specified in
SECTION 3.3(a).

     NOMINAL CONSIDERATION:  the meaning specified in SECTION 3.3(a).

     NOMINAL PER SHARE CASH AMOUNT:  the meaning specified in SECTION 3.3(a).

     NOTE OFFERING:  the meaning specified in SECTION 9.1.

     OBJECTION NOTICE:  the meaning specified in SECTION 3.5(b).

     OPERATING COMPANY:  the meaning specified in SECTION 4.2.6.

     OPERATING COMPANY FINANCIALS:  the meaning specified in SECTION 4.2.6.

     ORDINARY COURSE OF BUSINESS:  the meaning specified in SECTION 4.1.6.

     ORDINARY COURSE OF BUSINESS:  the meaning specified in SECTION 4.1.6.

     OTHER BENEFIT PLANS:  the meaning specified in SECTION 4.1.21(a).

     PARENT:  the meaning specified in the introductory paragraph.

     PENSION PLAN:  the meaning specified in SECTION 4.1.21(a).

     PER SHARE APPRAISAL AMOUNT:  the meaning specified in SECTION 3.8(a).

     PERMITS:  the meaning specified in SECTION 4.1.22(a).

     PRE-CLOSING FINANCIAL STATEMENTS:  the meaning specified in SECTION 3.4(b).

     PROPOSAL:  the meaning specified in SECTION 5.4.

     7% PREFERRED STOCK:  the meaning specified in the Recitals.

     SHARES: all shares of Common Stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time.

     STOCKHOLDER AGENTS:  the meaning specified in SECTION 3.3(d).

     STOCKHOLDER COMMITTEE: John J. Broderick and two persons designated by him in a written notice delivered to Parent at least two days prior to the Closing Date.

     STOCKHOLDERS: the holders of shares of Common Stock of the Company immediately prior to the Effective Time.

     STOCKHOLDERS' ACCOUNTANT:  the meaning specified in SECTION 3.5(b).

     SUBSIDIARY:  the meaning specified in SECTION 4.1.1(b).

     SURVIVING CORPORATION: the meaning specified in the introductory paragraph.

     SURVIVING CORPORATION'S ACCOUNTANT:  the meaning specified in SECTION
3.5(b).

     SURVIVING CORPORATION'S COMPUTATION:  the meaning specified in
SECTION 3.5(b).

     TARGET WORKING CAPITAL:  the meaning specified in SECTION 3.4(a).

     TAX RETURN:  the meaning specified in SECTION 4.1.11(c).

     TAXES:  the meaning specified in SECTION 4.1.11(b).

     THIRD PARTY CLAIM:  the meaning specified in SECTION 8.3.

     UNAUDITED INTERIM FINANCIALS:  the meaning specified in SECTION 4.1.4(b).

     WARN ACT:  the meaning specified in SECTION 4.1.18.

     WELFARE PLAN:  the meaning specified in SECTION 4.1.21(a).

                                                               EXHIBIT A


                                  ARTICLES OF MERGER
                                          OF
                               NAOMI ACQUISITION CORP.
                                         AND
                                 JUDD'S, INCORPORATED


     FIRST: Naomi Acquisition Corp. and Judd's, Incorporated, being the corporations which are the parties to these Articles of Merger, do hereby agree to effect a merger of said corporations upon the terms and conditions herein set forth.

     SECOND: The name of the successor corporation is Judd's, Incorporated, which is a corporation incorporated in the State of Maryland under the provision of the Maryland General Corporation Law and with its principal office in the State of Maryland located in Baltimore City, and which will continue its corporate existence under its present name pursuant to the provision of the Maryland General Corporation Law.

     THIRD: The name of the corporation to be merged into the successor corporation is Naomi Acquisition Corp., which is a corporation incorporated in the State of Maryland under the provisions of the Maryland General Corporation Law with its principal office in the State of Maryland located in Baltimore City, and the corporate existence of which will cease upon the effective date of the merger pursuant to the provisions of the Maryland General Corporation Law.

     Naomi Acquisition Corp. owns no interest in land in the State of Maryland.

     FOURTH: The authorized share structure of each of the corporations which is a party to these Articles of Merger at the time of execution thereof is as follows:

                        NAOMI ACQUISITION CORP.    JUDD'S, INCORPORATED
                        -----------------------    --------------------

    Total number of
    shares of all
    classes:             1,000                     3,100,000

    Number and par       1,000 shares of           - 2,500,000 shares
    value of shares of   Common Stock, $.001         of Common Stock,
    each class:          par value                   $1 par value
                                                   - 100,000 shares
                                                     of 7% Preferred
                                                     Stock, $10 par
                                                     value
                                                   - 500,000 shares
                                                     of Director
                                                     Classified
                                                     Preferred Stock,
                                                     $100 par value

                        NAOMI ACQUISITION CORP.    JUDD'S, INCORPORATED
                        -----------------------    --------------------

Number of shares
without par value
of each class:                0                         0
                         -----------                -----------
Aggregate par
value of all shares
with par value:               $1                     $53,500,000
                         -----------                ------------

     The merger herein provided for changes in the authorized share structure of Judd's, Incorporated so that said authorized share structure will be as follows on the effective date of the merger:


Total number of
shares of all
classes:                 1,000 SHARES OF COMMON STOCK
                         ----------------------------
Number and par
value of shares
of each class:           1,000 SHARES OF COMMON STOCK, $.001 PAR VALUE
                         ---------------------------------------------

Number of shares
without par value
of each class:                0
                         -----------                ----------
Aggregate par value
of all shares with
par value:                   $1
                         -----------                ----------


     FIFTH: Each issued share of stock of Naomi Acquisition Corp. shall, upon the effective date of the merger, be converted into one share of stock of Judd's, Incorporated. The issued shares of stock of Judd's, Incorporated which are issued as of the effective date of the merger shall be converted into and shall become, by virtue of the merger and without any further action by the holders thereof, the right to receive that number of dollars in cash.

     SIXTH: The terms and conditions of the merger herein set forth were advised, authorized, and approved by Naomi Acquisition Corp. in the manner and by the vote required by its charter and the provisions of the Maryland General Corporation Law, and the said merger was approved in the manner hereinafter set forth.

     The terms and conditions of the merger herein set forth were advised, authorized, and approved by Judd's, Incorporated in the manner and by the vote required by its charter and the provisions of the Maryland General Corporation Law, and the said merger was approved in the manner hereinafter set forth.

     SEVENTH: The merger was duly advised by the Board of Directors of Naomi Acquisition Corp. in the following manner. The Board of Directors of the corporation adopted a resolution declaring that the merger of Naomi Acquisition Corp. into Judd's, Incorporated is advisable on substantially the terms and conditions set forth or referred to in said resolution. Said resolution of the Board of Directors was adopted without a meeting by a written consent dated as of October 17, 1997 by all of the members of the Board of Directors.

     The merger was duly advised by the Board of Directors of Judd's, Incorporated in the following manner. The Board of Directors of the corporation adopted a resolution declaring that the merger of Naomi Acquisition Corp. into Judd's, Incorporated is advisable on substantially the terms and conditions set forth or referred to in said resolution. Said resolution of the Board of Directors was adopted at a meeting duly held on October 17, 1997, at which a quorum was present, and at which the Board acted by at least a majority of its members present thereat.

     EIGHTH: The Board of Directors of Naomi Acquisition Corp. directed the Secretary of the corporation to prepare a written notice of the time, place and purpose of a meeting of stockholders to take action upon the proposed merger and the aforesaid terms and conditions and to furnish a copy of said notice to all of the stockholders of the corporation entitled to vote upon the proposed merger and the aforesaid terms and conditions unless said stockholders shall duly waive notice of the meeting.

     The Board of Directors of Judd's, Incorporated directed the Secretary of the corporation to prepare a written notice of the time, place, and purpose of a meeting of stockholders to take action upon the proposed merger and the aforesaid terms and conditions and to furnish a copy of said notice to all of the stockholders of the corporation entitled to vote upon the proposed merger and the aforesaid terms and conditions unless said stockholders shall duly waive notice of the meeting.

     NINTH: The merger and the aforesaid terms and conditions were duly approved by the stockholders of Naomi Acquisition Corp. in the following manner. All of the stockholders entitled to vote thereon approved the same without a meeting by a written consent signed by them.

     The merger and the aforesaid terms and conditions were duly approved by the stockholders of Judd's, Incorporated at a meeting of stockholders duly held on November 17, 1997 pursuant to notice duly given. The stockholders approved the same by the affirmative vote of at least two-thirds of all of the votes entitled to be cast thereon.

     TENTH:  These Articles of Merger shall be effective as of the later of
(i) the time the State Department of Assessments and Taxation accepts these Articles of Merger or (ii) December ____, 1997.

     ELEVENTH: The amendments to the charter of Judd's, Incorporated which are to be effected as part of the merger are to amend and restate the entire Articles of Incorporation and to substitute therefor the following Amended and Restated Articles of Incorporation:

                                        * * *

THIS IS TO CERTIFY

          FIRST:    That the undersigned, FRANCIS B. BROGAN, JR., whose
     post office address is 730 Fifteenth Street, N.W., Suite 800, Washington, D.C., 20005, being at least eighteen (18) years of age, does hereby form a corporation under and by virtue of the general laws of the State of Maryland.

          SECOND:   The name of the corporation is Judd's, Incorporated.

          THIRD:    The purposes for which the corporation is formed are as
     follows:

                    (a) To engage in all aspects of the businesses of printing, publishing, binding, composition, plate making, publication distribution and direct-mailing, directly or indirectly, by any and all means and processes.

                    (b) To purchase, subscribe for, or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of real and personal property of every kind and description, including shares of stock, bonds, debentures, notes, evidences of indebtedness, and other securities, contracts, or obligations of any corporation or corporations, association or associations, domestic or foreign, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation, and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts, or obligations, to receive, collect, and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof, all the rights, powers and privileges of ownership, including all voting powers on any stocks so owned.

                    (c) To aid either by loans or by guaranty of securities or in any other manner, any corporation, domestic or foreign, any shares of stock, or any bonds, debentures, evidences of indebtedness or other securities whereof are held by this corporation or in which it shall have any interest, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this corporation or in which it at that time may be interested.

                    (d) To purchase, receive, lease or otherwise acquire; to own, hold, use, improve, and otherwise deal in and with; to sell, convey, mortgage, pledge, lease, exchange, transfer or otherwise dispose of real and personal property, mortgages, chattels real and all interest and rights therein.

                    (e) To manage, supervise and operate real property, personal property, buildings and structures; to negotiate and consummate for itself and for others or both, leases and other contracts with respect to such property; to enter contracts, either as principal or as agent, for the furnishing, maintenance, repair or improvement of any property the corporation owns, leases, manages, supervises or operates.

                    (f) To borrow money and to secure loans by pledge, mortgage or assignment of its interest in real or personal property or both and to issue its notes, bonds, debentures, and other obligations as evidence thereof and the security therefor.

                    (g) To purchase, acquire, invest in, manage, exchange, own or hold the stock or assets of other corporations or entities and to do every act and thing incident to the ownership thereof, including the direction of the operations of any lawful business that such other corporations or entities may be engaged in through the ownership of stock or assets therein, or otherwise.

                    (h) To conduct its business, carry on its operation, have officers and exercise its corporate powers in any state, territory, district or possession of the United States, and in any foreign country.

                    (i) To such extent as a corporation organized under the laws of the State of Maryland may now or hereafter lawfully do, to do, either as principal, agent, or otherwise, either alone or in association with other corporations, firms, associations, or individuals, all and everything necessary, suitable, convenient, or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interest of this corporation, or to enhance the value of its property (including without limitation effecting any acquisition, consolidation, merger or other business combination with any other person(s) or entity or entities); and in general to do any and all things and exercise any and all powers, rights, and privileges, which a corporation may now or hereafter be organized to do or to exercise under the General Corporation Law of the State of Maryland or under any act amendatory thereof, supplemental thereto, or substituted therefor.

                    (j) The purposes, powers, rights and privileges provided in these Articles of Incorporation are not deemed to be in limitation of similar, other, or additional purposes, powers, rights, and privileges granted or permitted to this corporation by the laws of the State of Maryland under which this corporation is incorporated.

          FOURTH:   The duration of the corporation shall be perpetual.

          FIFTH:    The post office address of the principal office of the
     corporation is 575 West Madison Street, Madison, Wisconsin 53594.

          SIXTH:    The name and the post address of the resident agent of
     the corporation in Maryland are National Registered Agents, Inc. of MD, 11 East Chase Street, Baltimore City, Maryland 21202.

          SEVENTH: The corporation has authority to issue One Thousand (1,000) shares of stock, all of which are of a par value of $.001 each and classified as Common Stock. The aggregate par value of all the shares of all classes is $1.

          EIGHTH:   No holder of any of the shares of the corporation
     shall, as such holder, have any right to purchase or subscribe for any shares of any class which the corporation may issue or sell, whether or not such shares are exchangeable for any shares of the corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the corporation as originally filed, or by any amendment thereof, or out of shares of the corporation acquired by it after the issue thereof, nor shall any holder of any of the shares of the corporation, as such holder, have any right to purchase or subscribe for any obligations which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the corporation any shares of any class or classes.

          NINTH:    The number of directors of the corporation shall be one
     (1), which may be increased or decreased pursuant to the bylaws of the corporation; and the name of the director who shall act until the first annual meeting or until his successors is elected and qualified is Thomas V. Bressan.

          TENTH:    The personal liability of all of the directors of the
     corporation is hereby eliminated to the fullest extent allowed as provided by the Maryland General Corporation Law, as the same may be supplemented and amended.

          ELEVENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Maryland General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice.

                                        * * *

     IN WITNESS WHEREOF, these Articles of Merger are hereby signed for and on behalf of Naomi Acquisition Corp. by its Vice-President, who does hereby acknowledge that said Articles of Merger are the act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts set forth therein with respect to authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief; and these Articles of Merger have been signed for and on behalf of Judd's, Incorporated by its President, who does hereby acknowledge that said Articles of Merger are the act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts stated therein with respect to authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief.

Executed on this ____ day of December, 1997.


                                       NAOMI ACQUISITION CORP.


                                       By  ---------------------------------
                                           Thomas V. Bressan
                                           Vice-President


Attest:



----------------------------------
Kenneth R. Dorff
Assistant Secretary







Executed on this ____ day of December, 1997.


                                       JUDD'S, INCORPORATED


                                       By  ---------------------------------
                                           John J. Broderick
                                           President


Attest:



----------------------------------
Joseph J. Janela
Secretary

                                                                    EXHIBIT B-1

                           ARTICLES OF INCORPORATION
                                       OF
                            NAOMI ACQUISITION CORP.


     The undersigned, being at least eighteen years of age and acting as incorporator, does hereby adopt the following Articles of Incorporation for the purpose of forming a business corporation (hereinafter called the "corporation") in the State of Maryland, under the provisions of the Maryland General Corporation Law.

     FIRST:    The name of the incorporator is Patty H. Le, Esq., whose post office address is 550 South Hope Street, Los Angeles, California 90071-2604.

     SECOND:   The name of the corporation is Naomi Acquisition Corp.

     THIRD:    The purposes for which the corporation is formed are as follows:

               (a) To engage in all aspects of the businesses of printing, publishing, binding, composition, plate making, publication distribution and direct-mailing, directly or indirectly, by any and all means and processes.

               (b) To purchase, subscribe for, or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of real and personal property of every kind and description, including shares of stock, bonds, debentures, notes, evidences of indebtedness, and other securities, contracts, or obligations of any corporation or corporations, association or associations, domestic or foreign, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation, and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts, or obligations, to receive, collect, and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof, all the rights, powers and privileges of ownership, including all voting powers on any stocks so owned.

               (c) To aid either by loans or by guaranty of securities or in any other manner, any corporation, domestic or foreign, any shares of stock, or any bonds, debentures, evidences of indebtedness or other securities whereof are held by this corporation or in which it shall have any interest, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this corporation or in which it at that time may be interested.

               (d) To purchase, receive, lease or otherwise acquire; to own, hold, use, improve, and otherwise deal in and with; to sell, convey, mortgage, pledge, lease, exchange, transfer or otherwise dispose of real and personal property, mortgages, chattels real and all interest and rights therein.

               (e) To manage, supervise and operate real property, personal property, buildings and structures; to negotiate and consummate for itself and for others or both, leases and other contracts with respect to such property; to enter contracts, either as principal or as agent, for the furnishing, maintenance, repair or improvement of any property the corporation owns, leases, manages, supervises or operates.

               (f) To borrow money and to secure loans by pledge, mortgage or assignment of its interest in real or personal property or both and to issue its notes, bonds, debentures, and other obligations as evidence thereof and the security therefor.

               (g) To purchase, acquire, invest in, manage, exchange, own or hold the stock or assets of other corporations or entities and to do every act and thing incident to the ownership thereof, including the direction of the operations of any lawful business that such other corporations or entities may be engaged in through the ownership of stock or assets therein, or otherwise.

               (h) To conduct its business, carry on its operation, have officers and exercise its corporate powers in any state, territory, district or possession of the United States, and in any foreign country.

               (i) To such extent as a corporation organized under the laws of the State of Maryland may now or hereafter lawfully do, to do, either as principal, agent, or otherwise, either alone or in association with other corporations, firms, associations, or individuals, all and everything necessary, suitable, convenient, or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interest of this corporation, or to enhance the value of its property (including without limitation effecting any acquisition, consolidation, merger or other business combination with any other person(s) or entity or entities); and in general to do any and all things and exercise any and all powers, rights, and privileges, which a corporation may now or hereafter be organized to do or to exercise under the General Corporation Law of the State of Maryland or under any act amendatory thereof, supplemental thereto, or substituted therefor.

               (j) The purposes, powers, rights and privileges provided in these Articles of Incorporation are not deemed to be in limitation of similar, other, or additional purposes, powers, rights, and privileges granted or permitted to this corporation by the laws of the State of Maryland under which this corporation is incorporated.

     FOURTH:   The duration of the corporation shall be perpetual.

     FIFTH:    The post office address of the principal office of the
corporation is 575 West Madison Street, Madison, Wisconsin 53594.

     SIXTH:    The name and the post address of the resident agent of the corporation in Maryland are National Registered Agents, Inc. of MD, 11 East Chase Street, Baltimore City, Maryland 21202.

     SEVENTH: The corporation has authority to issue One Thousand (1,000) shares of stock, all of which are of a par value of $.001 each and classified as Common Stock. The aggregate par value of all the shares of all classes is $1.

     EIGHTH:   No holder of any of the shares of the corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the corporation may issue or sell, whether or not such shares are exchangeable for any shares of the corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the corporation as originally filed, or by any amendment thereof, or out of shares of the corporation acquired by it after the issue thereof, nor shall any holder of any of the shares of the corporation, as such holder, have any right to purchase or subscribe for any obligations which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the corporation any shares of any class or classes.

     NINTH:    The number of directors of the corporation shall be one (1), which may be increased or decreased pursuant to the bylaws of the corporation; and the name of the director who shall act until the first annual meeting or until his successors is elected and qualified is Thomas V. Bressan.

     TENTH:    The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Maryland General Corporation Law, as the same may be supplemented and amended.

     ELEVENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Maryland General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act.

Dated this _____ day of October, 1997.


                                       --------------------------------
                                       Patty H. Le, Incorporator

                                                                    EXHIBIT B-2

                                     BYLAWS
                                       OF
                             NAOMI ACQUISITION CORP.


                                   ARTICLE I

                                    OFFICES


          Section 1. The registered office shall be in Baltimore City, Maryland.

          Section 2. The corporation may also have offices at such other places both within and without the State of Maryland as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

          Section 1. All meetings of the stockholders for the election of directors shall be held in the State of Maryland, at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Maryland, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.
Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Maryland, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

          Section 2. Annual meetings of stockholders, commencing with the year 1998, shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

          Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the date of the meeting.

          Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

          Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

          Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

          Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

          Section 8. The holders of fifty percent (50%) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

          Section 10. Unless otherwise provided in the Articles of Incorporation each stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period.
          Section 11. Unless otherwise provided in the Articles of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, if the following are filed with the records of stockholders' meetings:

          (a) A unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter; and

          (b) A written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

                                  ARTICLE III
                                   DIRECTORS

          Section 1. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

          Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the entire Board of Directors and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

          The stockholders may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

          Section 3. The business and affairs of the corporation shall be managed under the direction of its Board of Directors. All powers of the corporation may be exercised by or under authority of the Board of Directors except as conferred on or reserved to the stockholders of the corporation by law or by the Articles of Incorporation or these bylaws.

                       MEETINGS OF THE BOARD OF DIRECTORS

          Section 4. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Maryland.

          Section 5. The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board of

Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

          Section 6. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board.

          Section 7. Special meetings of the Board of Directors may be called by the president on two (2) days' notice to each director by mail or forty-eight (48) hours notice to each director either personally or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two (2) directors unless the Board of Directors consists of only one (1) director, in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.

          Section 8. At all meetings of the Board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

          Section 9. Unless otherwise restricted by the Articles of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if a unanimous written consent which sets forth the action is:

          (a) Signed by each member of the Board of Directors or the committee; and

          (b) Filed with the minutes of proceedings of the Board of Directors or the committee.

          Section 10. Unless otherwise restricted by the Articles of Incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                            COMMITTEES OF DIRECTORS

          Section 11. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

          In the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

          Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to authorizing dividends on stock, issuing stock other than as provided in Section 2-411(b) of the Maryland General Corporation Law, recommending to the stockholders any action which requires stockholder approval, amending the bylaws, and approving any merger or share exchange which does not require stockholder approval. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

          Section 12. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                           COMPENSATION OF DIRECTORS

          Section 13. Unless otherwise restricted by the Articles of Incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                              REMOVAL OF DIRECTORS

          Section 14. Unless otherwise restricted by the Articles of Incorporation or by law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

                                   ARTICLE IV

                                    NOTICES

          Section 1. Whenever, under the provisions of the statutes or of the Articles of Incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram.

          Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the Articles of Incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V

                                    OFFICERS

          Section 1. The officers of the corporation shall be chosen by the Board of Directors and shall be a president, a treasurer and a secretary.
The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman. The Board of Directors may also choose one (1) or more vice-presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the Articles of Incorporation or these bylaws otherwise provide; PROVIDED, HOWEVER, that a person may not serve concurrently as both president and vice-president of the corporation. A person who holds more than one (1) office in the corporation may not act in more than one (1) capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged or verified by more than one (1) officer.

          Section 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a president, a treasurer, and a secretary and may choose vice presidents.

          Section 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

          Section 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

          Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors, if the Board of Directors in its judgment finds that the best interests of the corporation will be served by such removal. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

                              CHAIRMAN OF THE BOARD

          Section 6. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.

                                  VICE CHAIRMAN

          Section 7. In the absence of the Chairman of the Board, the Vice Chairman, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.

                          PRESIDENT AND VICE-PRESIDENTS

          Section 8. The president shall be the chief executive officer of the corporation; and in the absence of the Chairman of the Board and Vice Chairman he shall preside at all meetings of the stockholders and the Board of Directors; he shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

          Section 9. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

          Section 10. In the absence of the president or in the event of his inability or refusal to act, the vice-president, if any (or in the event there be more than one (1) vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                       SECRETARY AND ASSISTANT SECRETARY

          Section 11. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

          Section 12. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                       TREASURER AND ASSISTANT TREASURERS

          Section 13. The treasurer shall be the chief financial officer of the corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

          Section 14. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.

          Section 15. If required by the Board of Directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

          Section 16. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                   ARTICLE VI

                              CERTIFICATE OF STOCK

          Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the chairman of the Board of Directors, the president or a vice-president and counter-signed by the treasurer, an assistant treasurer, the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

          Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

          If the corporation shall be authorized to issue more than one (1) class of stock, the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class which the corporation is authorized to issue shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class, provided that, except as otherwise provided in section 2-211 of the Maryland General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the required information.

          Section 2. Any of or all the signatures on the certificate may be facsimile.

                               LOST CERTIFICATES

          Section 3. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                               TRANSFER OF STOCK

          Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                                FIXING RECORD DATE

          Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholder or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board of Directors may fix a new record date for the adjourned meeting.

                            REGISTERED STOCKHOLDERS

          Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

                                  ARTICLE VII

                               GENERAL PROVISIONS

                                   DIVIDENDS

          Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation.

          Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                                     CHECKS

          Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                                  FISCAL YEAR

          Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                                      SEAL

          Section 5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Maryland". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                INDEMNIFICATION

          Section 6. The corporation shall, to the fullest extent authorized under the laws of the State of Maryland, as those laws may be amended and supplemented from time to time, indemnify any director or officer made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director or officer of the corporation or a predecessor corporation or, at the corporation's request, a director or officer of another corporation; PROVIDED, HOWEVER, that the corporation shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of Directors of the corporation. The indemnification provided for in this Section 6 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director or officer, and (iii) inure to the benefit of the heirs, executors and administrators of such a person. The corporation's obligation to provide indemnification under this Section 6 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

          Expenses incurred by a director or officer of the corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director or officer of the corporation (or was serving at the corporation's request as a director or officer of another corporation) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by the director or officer of his good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in these bylaws and in Section 2-418 of the Maryland General Corporation Law has been met and a written undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the standard of conduct has not been met. Notwithstanding the foregoing, the corporation shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors of the corporation which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent's fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such agent's duty to the corporation or its stockholders.

          The foregoing provisions of this Section 6 shall be deemed to be a contract between the corporation and each director or officer who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any statement of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such statement of facts.

          The Board of Directors in its discretion shall have the power on behalf of the corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an employee or agent of the corporation.

          Section 2-418(i) of the General Corporation Law of Maryland ensures indemnification under this Section 6 of all directors, officers and employees who have served any employee benefit plan of the corporation.

                                ARTICLE VIII

                                 AMENDMENTS

          Section 1. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Articles of Incorporation at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the Board of Directors by the Articles of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

     Plan and Agreement of Merger by and among PPC Holdings, Inc., Naomi Acquisition Corp. and Judd's Incorporated dated as of October 17, 1997.

-------------------------------------------------------------------------------

               Annexes II - IV and Schedules Omitted In Accordance
                     With Item 601(b)(2) of Regulation S-K
                     -------------------------------------

     Perry-Judd's Incorporated will furnish supplementally a copy of any omitted annex, schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Perry-Judd's Incorporated may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any annex, schedule or exhibit so furnished.